UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant ⌧

Filed by a Party other than the Registrant ◻

Check the appropriate box:

◻	Preliminary Proxy Statement
◻	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
⌧	Definitive Proxy Statement
◻	Definitive Additional Materials
◻	Soliciting Material under §240.14a-12

Magnolia Oil & Gas Corporation

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

⌧	No fee required.
◻	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

◻	Fee paid previously with preliminary materials.
◻	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 4, 2021

The Notice of Internet Availability of Proxy Materials for the 2021 Annual Meeting (the “Notice”), the proxy statement for the 2021 Annual Meeting of Stockholders of Magnolia Oil & Gas Corporation (the “Annual Meeting”) and our annual report on Form 10-K for the fiscal year ended December 31, 2020 (the “2020 Form 10-K”) are available at: www.proxyvote.com.

You may vote electronically over the Internet using the instructions on the Notice, by telephone, or, if you received a paper copy of the proxy card, by signing and returning it in the envelope provided. You may revoke your proxy at any time before the Annual Meeting by following the instructions in this proxy statement. You may also attend the Annual Meeting virtually and vote on the Proposals when presented. You will need the 16-digit control number provided on your proxy card, voting instruction form, or Notice to vote at the meeting. See “Questions and Answers about the Meeting” for information about voting by telephone or electronically over the Internet, how to revoke a proxy, and how to vote shares at the virtual Annual Meeting.

i

Dear Stockholders of Magnolia Oil & Gas Corporation,

On behalf of the Board of Directors and employees of Magnolia Oil & Gas Corporation (“Magnolia,” the “Company,” “we,” “our” and “us”), I cordially invite you to participate in our 2021 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, May 4, 2021, at 8:00 a.m., Central Time, via live webcast at www.virtualshareholdermeeting.com/MGY2021. The attached Notice of 2021 Annual Meeting of Stockholders and this proxy statement will serve as your guide to the business to be conducted during the Annual Meeting.

We are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials for the 2021 Annual Meeting (the “Notice”), which provides instructions regarding how stockholders can access and review proxy materials over the Internet and submit their proxy electronically. We believe the Notice process allows us to provide our stockholders with the information they desire in a timely manner, while saving costs and reducing the environmental impact of our Annual Meeting. If you received the Notice and you would instead prefer to receive a paper copy of the proxy materials, you should follow the instructions for requesting such materials that are provided in the Notice.

Your vote is very important to us. We encourage you to sign and return your proxy card and/or vote by telephone or electronically over the Internet following the instructions on the Notice as soon as possible, so that your shares will be represented and voted at the meeting.

Thank you for being a stockholder and for the trust you have in our Company.

Sincerely,

Stephen I. Chazen
Chairman, President and Chief Executive Officer

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

March 19, 2021

To the Stockholders of Magnolia Oil & Gas Corporation:

NOTICE IS HEREBY GIVEN that the Magnolia Oil & Gas Corporation (“Magnolia,” the “Company,” “we,” “our” or “us”) 2021 Annual Meeting of Stockholders (the “Annual Meeting”) will be held on Tuesday, May 4, 2021, at 8:00 a.m., Central Time. The Annual Meeting will be a held in a virtual meeting format only, conducted via live webcast at www.virtualshareholdermeeting.com/MGY2021, which allows us to provide real-time communication and easy access for stockholders and to facilitate participation since stockholders can join from any location. The Annual Meeting is being held for the following purposes:

1.	To elect seven directors to serve on our Board of Directors for a one year term, commencing on the date of the Annual Meeting;
2.	To approve an advisory, non-binding resolution regarding the compensation of Magnolia’s named executive officers for 2020 (“say-on-pay vote”);
3.	To approve an amendment to the Magnolia Oil & Gas Corporation Long Term Incentive Plan, as amended from time to time (the “Long Term Incentive Plan”), to increase the number of shares of our Class A Common Stock available for issuance thereunder;
4.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2021 fiscal year; and
5.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

Only holders of record of Magnolia’s Class A Common Stock and Class B Common Stock at the close of business on March 5, 2021 (the “Record Date”) are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. The Notice of Internet Availability of Proxy Materials for the 2021 Annual Meeting (the “Notice”), this proxy statement and the form of proxy card are first being sent or made available to stockholders on or about March 19, 2021, along with instructions on accessing our 2020 Form 10-K.

It is important that your shares are represented at the Annual Meeting and voted in accordance with your wishes. Even if you plan to attend the virtual Annual Meeting, we urge you to vote in advance electronically over the Internet or by telephone or, if you receive paper proxy materials, by completing and returning the enclosed proxy card.

We appreciate the confidence you have placed in us through your investment.

By order of the Board of Directors,

Timothy D. Yang
Executive Vice President, General Counsel and
Corporate Secretary

v

PROXY STATEMENT OVERVIEW

The Board of Directors (the “Board”) of Magnolia Oil & Gas Corporation (“Magnolia,” the “Company,” “we,” “our” and “us”) is furnishing you this proxy statement in connection with its solicitation of proxies to be voted at our 2021 Annual Meeting of Stockholders, including any adjournment or postponement of that meeting (the “Annual Meeting”).

Details of the 2021 Annual Meeting of Stockholders

Date:	Tuesday, May 4, 2021
Time:	8:00 a.m., Central Time
Location:	Live webcast at www.virtualshareholdermeeting.com/MGY2021

The proxy materials, including this proxy statement, the proxy card and the 2020 Form 10-K, are being distributed and made available on or about March 19, 2021, to our stockholders of record as of the close of business on March 5, 2021 (the “Record Date”). The proxy statement and the 2020 Form 10-K are available online at www.magnoliaoilgas.com/investors, and our proxy materials may also be accessed at www.proxyvote.com.

Beginning 15 minutes prior to, and during, the virtual Annual Meeting, a complete list of our stockholders of record entitled to vote at the Annual Meeting will be available for viewing by stockholders for any purpose germane to the meeting at www.virtualshareholdermeeting.com/MGY2021. In addition, information on how to obtain access to this list of stockholders will be available during the ten days preceding the Annual Meeting on our website at www.magnoliaoilgas.com/investors. Stockholders requesting access to the list will be asked to provide the 16-digit control number found on their proxy card, voting instruction form, or Notice of Internet Availability of Proxy Materials previously mailed or made available to stockholders entitled to vote at the Annual Meeting.

Voting Matters and Board Recommendations

At the Annual Meeting, our stockholders will be asked to vote on the following matters:

Proposal	Board Recommendation
Election of the seven director nominees named in this proxy statement to serve on our Board for a one year term, commencing on the date of the Annual Meeting (Proposal 1)	FOR
Approval of an advisory, non-binding resolution regarding the compensation of our named executive officers for 2020 (“say-on-pay vote”) (Proposal 2)	FOR
Approval of an amendment to the Long Term Incentive Plan to increase the number of shares of our Class A Common Stock available for issuance thereunder (Proposal 3)	FOR
Ratification of our independent registered public accounting firm for the 2021 fiscal year (Proposal 4)	FOR

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why did I receive these proxy materials or the Notice?

We sent you the proxy materials, including this proxy statement, the proxy card, and our 2020 Form 10-K, or the Notice of Internet Availability of Proxy Materials for the 2021 Annual Meeting (the “Notice”), because we are holding our Annual Meeting and the Board is asking for your proxy to vote your shares of Common Stock at the Annual Meeting. We have summarized information in this proxy statement that you should consider in deciding how to vote.

Certain of our stockholders will receive a Notice and will not receive paper copies of the proxy materials unless they request them. The Notice will provide stockholders with notice of the Annual Meeting and with instructions regarding how stockholders can access and review all of the proxy materials over the Internet. The Notice also provides instructions as to how you may submit your proxy electronically over the Internet. You cannot vote by marking the Notice and returning it. If you received the Notice and you would instead prefer to receive a paper or electronic copy of the proxy materials, you should follow the instructions for requesting such materials that are provided in the Notice. Any request to receive proxy materials by mail or email will remain in effect until you revoke it.

Who is entitled to vote at the Annual Meeting?

You can vote your shares of Common Stock if our records show that you were the owner of the shares as of the close of business on March 5, 2021, the Record Date for determining the stockholders who are entitled to vote at the Annual Meeting. As of the Record Date, there were a total of 177,015,444 shares of Class A Common Stock and 66,624,035 shares of Class B Common Stock outstanding and entitled to vote at the Annual Meeting.

How many votes do I have?

Our stockholders are entitled to one vote at the Annual Meeting for each share of Class A Common Stock or Class B Common Stock held of record as of the Record Date.

How do I attend and participate in the virtual Annual Meeting?

Our virtual Annual Meeting will be conducted on the Internet via live webcast at www.virtualshareholdermeeting.com/MGY2021. By logging into the webcast, you will be able to “attend” and listen to the meeting from any location and vote your shares electronically on all Proposals to be considered at the Annual Meeting. You will not be able to attend the Annual Meeting physically in person.

To participate in the virtual Annual Meeting, you will need the 16-digit control number included on your proxy card, your voting instruction form, or the Notice previously mailed or made available to stockholders entitled to vote at the Annual Meeting. If you are a beneficial owner of shares held in street name, you will still be required to obtain a legal proxy from your broker, bank or other nominee to vote at the virtual Annual Meeting. Please refer to “What is the difference between a stockholder of record and a beneficial owner of shares held in “street name”?” below for additional information about obtaining a legal proxy.

The virtual Annual Meeting will begin promptly at 8:00 a.m., Central Time, on Tuesday, May 4, 2021. We encourage you to log into the Annual Meeting prior to the start time. Online access and check-in will begin at 7:45 a.m., Central Time.

The virtual Annual Meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins.

What if I have questions pertaining to the business of the Annual Meeting?

If you have a question pertaining to the business of the Annual Meeting, you must submit it in advance of the meeting. Advance questions may be submitted beginning approximately two weeks prior to the Annual Meeting until 11:59 p.m., Eastern Time, on Sunday, May 2, 2021, by visiting www.proxyvote.com. You should have your proxy card, voting instruction form, or Notice in hand when you access the website and follow the instructions to submit your question. You will not be able to submit questions during the meeting.

Each stockholder will be limited to no more than two questions. Timely-received questions pertinent to the business of the Annual Meeting will be read aloud and answered during the virtual Annual Meeting, subject to time constraints. All timely-received, appropriate questions, including any such questions that are not addressed at the meeting due to time constraints, will be posted, along with our responses, in the “Investors” section of our website as soon as practicable after the conclusion of the Annual Meeting.

What should I do if I have technical difficulties when trying to access the virtual Annual Meeting?

Technical support will be available on the virtual meeting platform at www.virtualshareholdermeeting.com/MGY2021, beginning at 7:45 a.m., Central Time, on May 4, 2021, through the conclusion of the Annual Meeting.

How many votes must be present to hold the Annual Meeting?

A quorum of stockholders is necessary to hold a valid meeting. For purposes of all Proposals, holders representing a majority of the voting power of Class A Common Stock and Class B Common Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, constitute a quorum. Abstentions will count as present for the purpose of establishing a quorum with respect to each Proposal. In addition, broker non-votes (described below) will be considered present for quorum purposes.

How do I vote?

If you were a holder of record of Common Stock on the Record Date, you may vote your shares electronically with respect to the Proposals at the virtual Annual Meeting, or you may vote in advance using any of the following methods:

Internet	Phone	Mail

Go to www.proxyvote.com: You can use the Internet 24 hours a day to transmit your voting instructions. Have your proxy card or Notice of Internet Availability of Proxy Materials in hand when you access the web site and follow the instructions.

Call 1-800-690-6903: You can use any touchtone telephone. Have your proxy card or Notice of Internet Availability of Proxy Materials in hand when you call and follow the instructions.

If you received a printed copy of the proxy materials, you may submit your vote by completing, signing, and dating your proxy card and returning it in the prepaid envelope to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

Voting by using any of the methods above enables you to appoint Christopher G. Stavros, our Executive Vice President and Chief Financial Officer, and Timothy D. Yang, our Executive Vice President, General Counsel and Corporate Secretary, each as your representative at the Annual Meeting, and to authorize them to vote your shares during the Annual Meeting in accordance with your instructions. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the virtual Annual Meeting, it is strongly recommended that you vote in advance of the Annual Meeting using one of the methods above in case your plans change. If a Proposal comes up for vote during the Annual Meeting that is not currently contemplated, the representatives you have appointed as proxies will vote your shares, under your proxy, according to their best judgment.

If you hold your shares in “street name,” you should follow the instructions provided by your broker, bank, or other nominee to ensure that votes related to the shares you beneficially own are properly counted.

What is the difference between a stockholder of record and a beneficial owner of shares held in “street name”?

Stockholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Continental Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and the proxy materials were sent directly to you by the Company.

Beneficial Owner of Shares Held in “Street Name.”  If your shares are held in an account at a broker, bank, broker-dealer, custodian, or other similar organization, then you are the beneficial owner of shares held in "street name," and the proxy materials were forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting during the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account, but you must follow the instructions that organization has provided to you in order to vote or attend the Annual Meeting. Those instructions are contained in a "voter instruction form" provided to you. If you hold shares through a broker, bank, or other nominee and wish to be able to vote your shares electronically at the Annual Meeting, you must obtain a “legal proxy” from your broker, bank, or other nominee and present it at the Annual Meeting.

What is a broker non-vote?

Under the rules that govern brokers who are voting with respect to shares that are held in “street name,” brokers have the discretion to vote such shares on routine matters, such as the ratification of the appointment of our independent registered public accounting firm, but not on non-routine matters, such as the election of directors, the advisory proposal on executive compensation, and the proposal requesting approval of an amendment to increase the number of available shares under our Long Term Incentive Plan. If you are a beneficial owner of Common Stock and do not provide voting instructions to your broker, bank or other nominee, your shares will not be voted on any Proposal on which the broker, bank, or other nominee does not have discretionary authority to vote. This is called a “broker non-vote.”

Why would the Annual Meeting be adjourned or postponed?

The Board intends to adjourn and postpone the Annual Meeting if, as of May 4, 2021, the number of shares of Common Stock present at the Annual Meeting, in person or represented by proxy, is insufficient to either constitute a quorum or approve any of the Proposals described in this proxy statement to be submitted to stockholders for consideration.

May I revoke my proxy or change my vote after I have voted?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

●	Providing written notice of revocation to the Corporate Secretary at Magnolia Oil & Gas Corporation, Nine Greenway Plaza, Suite 1300, Houston, Texas 77046;
●	Delivering a valid, later-dated proxy or a later-dated vote over the Internet or by telephone, in each case, no later than 11:59 p.m., Eastern Time, on May 3, 2021, the day before the Annual Meeting; or
●	Attending the virtual Annual Meeting and voting your shares electronically during the meeting, which will automatically cancel any proxy previously given.

Please note that your attendance at the virtual Annual Meeting alone will not cause your previously granted proxy to be revoked unless you actually vote your shares electronically during the Annual Meeting. If you wish to revoke your proxy, you must do so in sufficient time to permit the necessary examination and tabulation of the subsequent proxy before the vote is taken. Please also note that if your shares of Common Stock are held of record by a broker, bank, or other nominee, you must instruct your broker, bank, or other nominee that you wish to change your vote by following the procedures on the materials provided to you by the broker, bank, or other nominee.

Will my shares be voted if I do not provide my proxy or if I do not indicate how to vote my proxy?

Your shares of Common Stock may be voted on routine matters if they are held in “street name” even if you do not provide the broker, bank, or other nominee with voting instructions. See “What is a broker non-vote?” above.

If you are a stockholder of record, you may return a signed proxy card without indicating your vote on any matter, in which case the designated proxies will vote FOR each director nominee, FOR approval on an advisory basis of our named executive officer compensation, FOR approval of the amendment to our Long Term Incentive Plan increasing the number of available shares thereunder, and FOR ratification of the appointment of KPMG as our independent registered public accounting firm. If you are a stockholder of record and you do not provide a signed proxy card, your shares will not be voted.

Who will count the votes?

Representatives of Broadridge Financial Solutions, Inc. will count the votes and will serve as the independent inspector of election.

Who bears the costs of soliciting proxies?

We do. The Company has engaged Innisfree M&A Incorporated (“Innisfree”) to assist in the solicitation of proxies for the Annual Meeting and has agreed to pay Innisfree a fee of $12,500. In addition, the Company will reimburse, or advance funds to, Innisfree for reasonable out-of-pocket expenses incurred in connection with Innisfree’s services and will indemnify Innisfree and its affiliates against certain claims, liabilities, losses, damages, and expenses. The Company also reimburses brokers, banks, and other nominees and fiduciaries representing beneficial owners of shares of Common Stock for their expenses in forwarding soliciting materials to beneficial owners of shares of Common Stock and in obtaining voting instructions from those owners. In addition, some of our employees or agents may contact you by telephone, by mail, or in person regarding the Annual Meeting proposals. None of our employees will receive any extra compensation for providing those services. Other proxy solicitation expenses that we will pay include those for preparation, mailing, returning, and tabulating the proxies.

How can I obtain additional information about the Company?

A copy of the Company’s 2020 Form 10-K, which contains audited consolidated financial statements for the 2020 fiscal year, has been posted on the Internet along with this proxy statement, and these materials are available at www.proxyvote.com. Stockholders may also obtain a copy of our 2020 Form 10-K (without exhibits), at no charge, by writing to our Investor Relations department at Nine Greenway Plaza, Suite 1300, Houston, Texas 77046, or bcorales@mgyoil.com, or by calling (713) 842-9036.

We also furnish or file reports, proxy statements, and other information with the Securities and Exchange Commission (“SEC”). The SEC maintains a website that contains reports, proxy and information statements, and other information regarding registrants, including the Company, that file with the SEC. The SEC’s website address is www.sec.gov. In addition, we make our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K available free of charge on our website, at www.magnoliaoilgas.com, under the “Investors” tab, as soon as reasonably practicable after they are filed or furnished with the SEC. Information on our website is not incorporated into this proxy statement or any of the Company’s other filings with the SEC. Our Class A Common Stock is listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “MGY.”

If you have any questions or need assistance voting your shares, you may contact Innisfree at 501 Madison Avenue, 20th Floor, New York, New York 10022.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board and the Nominating and Corporate Governance Committee of the Board (the “Governance Committee”) have nominated the seven individuals named below for election as directors at the Annual Meeting:

Name of Director	Age (As of March 19, 2021)	Director Since
Stephen I. Chazen	74	May 2017
Arcilia C. Acosta	55	May 2017
Angela M. Busch	54	July 2018
Edward P. Djerejian	82	May 2017
James R. Larson	71	July 2018
Dan F. Smith	74	May 2017
John B. Walker	75	July 2018

Holders of our Class A Common Stock and Class B Common Stock are being asked to elect the seven directors listed above to serve a one year term, commencing on the date of the Annual Meeting, and until their respective successors are duly elected and qualified, subject to each such director’s earlier death, resignation, retirement, disqualification, or removal. Under the terms of our Stockholder Agreement, dated as of July 31, 2018 (the “Stockholder Agreement”), certain affiliates of EnerVest, Ltd. (“EnerVest”) (who collectively own more than 39% of the shares of our Common Stock entitled to vote at the Annual Meeting) are entitled to nominate two directors and agreed to vote all of their shares of Common Stock in favor of the directors nominated by the Governance Committee. Please see “Certain Relationships and Related Party Transactions—Stockholder Agreement” for additional information.

Information about Director Nominees

The following sets forth information regarding each nominee:

Stephen “Steve” I. Chazen has served as our Chairman, President and Chief Executive Officer since 2017. Mr. Chazen has served as Chairman of the Board of Directors of Occidental Petroleum Corporation, whose principal businesses consist of oil and gas, chemical, and midstream and marketing segments (“Occidental”), since March 2020. He retired from his position as Chief Executive Officer of Occidental in April 2016. Mr. Chazen began his career at Occidental in 1994 as Executive Vice President—Corporate Development. He was named Chief Financial Officer in 1999 and served in that position until 2010. Mr. Chazen was appointed President of Occidental in 2007. He was then named Chief Operating Officer in 2010 before being appointed Chief Executive Officer in May 2011. Mr. Chazen previously served on the Board of Directors of Occidental from 2010 to 2017. Before joining Occidental, Mr. Chazen was Managing Director in Corporate Finance and Mergers and Acquisitions at Merrill Lynch. He worked as Director of Project Evaluation and Reservoir Engineering at Columbia Gas Development Corporation from 1977 to 1982. Mr. Chazen began his career at Northrop Corporation in 1973 as Laboratory Manager at the Johnson Space Center, where he worked until 1977.

Mr. Chazen is a former Chairman of the Board of the American Petroleum Institute and the Catalina Island Conservancy. He was appointed to the University of Houston System Board of Regents in 2018 and serves on the Advisory Board at Rice University’s Baker Institute for Public Policy. He is a director of Houston Methodist Institute for Academic Medicine, The Williams Companies, Inc., and the National Park Foundation. He served on the Board of Directors of Ecolab, Inc., a global leader in water, hygiene, and energy technologies and services (“Ecolab”), from 2012 to 2019. Mr. Chazen holds a Ph.D. in Geology from Michigan State University, a Master’s degree in Finance from the University of Houston, and a Bachelor’s degree in Geology from Rutgers College.

Mr. Chazen is well-qualified to serve as a director because of his significant directorship experience, as well as his substantial and broad experience in the energy sector, as an executive, advisor, and director.

Arcilia C. Acosta is the President and Chief Executive Officer of CARCON Industries & Construction, specializing in commercial, institutional, and transportation construction, and is also the Chief Executive Officer and controlling principal of STL Engineers. Ms. Acosta serves on the Board of Directors of the Communities Foundation of Texas and is Chairman of the Texas Institute for Women in Leadership and Chairman-elect of the Dallas Citizens Council. She has served on the Board of Directors of Vistra Energy Corp. since February 2020. Ms. Acosta previously served on the National Advisory Board for BBVA Compass Bank and the Texas Tech National Alumni Association. Ms. Acosta’s prior service also includes six years on the Board of Directors of LegacyTexas Financial Group, Inc., ten years on the Board of Directors of Energy Future Holdings Corporation, and two years on the Board of Directors of ONE Gas, Inc., where she served on the Audit, Executive Compensation, and Corporate Governance Committees. Ms. Acosta received a Bachelor of Arts from Texas Tech University and Board Director Certification from Southern Methodist University Southwest School of Banking and is a graduate of the Harvard University Business School Corporate Governance Program.

Ms. Acosta is well-qualified to serve as a director because of her broad range of experience and directorships.

Angela M. Busch currently serves as the Executive Vice President of Corporate and Business Development for Ecolab, where she is responsible for acquisitions, divestitures, and alliances in support of Ecolab’s strategic objectives related to its global portfolio of businesses and activities. Ms. Busch has held this position since 2006. Prior to joining Ecolab, Ms. Busch held several positions related to strategy development and acquisition work including most recently Managing Director, Merger and Acquisitions Group at RBC Capital Markets. She previously held positions in Mergers and Acquisitions and Planning and Business Development at Honeywell and Land O’Lakes. Ms. Busch was also previously a management consultant at McKinsey & Company, where she focused on strategic initiatives for clients in the healthcare industry. Ms. Busch holds a Bachelor’s degree in Mechanical Engineering from the University of Minnesota Institute of Technology, a Master’s in Management from the Kellogg School of Management, and a Juris Doctorate from Northwestern University School of Law.

Ms. Busch is well-qualified to serve as a director because of her broad range of experience in the energy services sector, strategy development and acquisitions, and finance. She has demonstrated application of her expertise in a variety of institutional and industrial markets including the energy services market. Ms. Busch has managed energy services sector acquisitions for Ecolab, positioning her to possess a supplier perspective in the oil & gas industry. In addition, Ms. Busch’s background in mechanical engineering is an asset in Magnolia’s production operations. Lastly, having served on the Ecolab Executive Council for 14 years, Ms. Busch has direct knowledge of the decisions and challenges involved in the successful execution of a sustainable, high growth plan of a public company.

Edward P. Djerejian served in the U.S. Foreign Service for eight presidents, from John F. Kennedy in 1962 to William J. Clinton in 1994. Prior to his nomination by President Clinton as U.S. ambassador to Israel, in which position he served from 1993 to 1994, he was assistant secretary of state for Near Eastern affairs in both the George H.W. Bush and the Clinton administrations from 1991 to 1993. He was the U.S. ambassador to the Syrian Arab Republic from 1988 to 1991. He also served as special assistant to President Ronald Reagan and deputy press secretary for foreign affairs in the White House from 1985 to 1986.

After his retirement from government service in 1994, he became, and currently serves as, the director of Rice University’s Baker Institute for Public Policy, a premier nonpartisan public policy think tank. He has been awarded the Presidential Distinguished Service Award, the Department of State’s Distinguished Honor Award, and numerous other honors, including the Ellis Island Medal of Honor and the Anti-Defamation League’s Moral Statesman Award. He is also a recipient of the Association of Rice Alumni’s Gold Medal. In 2011, Ambassador Djerejian was elected a fellow of the American Academy of Arts and Sciences. He was a member of the Board of Trustees of the Carnegie Corporation of New York from 2011 to 2019 and served as Vice Chairman and Chairman of the Audit Committee. Ambassador Djerejian previously served as Chairman of the Board and a director of Occidental, and as a director of Baker Hughes Incorporated and Global Industries, Ltd., where he was Chairman of the Governance Committee. He currently serves on the Board of Directors of The Mexico Fund, Inc. He holds a Bachelor of Science and a Doctor of Humane Letters, honoris causa, from Georgetown University, as well as a Doctor of Laws, honoris causa, from Middlebury College.

Ambassador Djerejian is well-qualified to serve as a director because of his significant directorship experience.

James R. Larson has served as an independent director of CSI Compressco GP LLC, and its predecessor CSI Compressco GP Inc., general partner of CSI Compressco L.P., a provider of compression services and equipment for natural gas and oil production, gathering, transportation, processing, and storage, and as Chairman of its Audit Committee since July 2011 and served as a member of its Conflicts Committee from April 2012 until January 2021. Since January 1, 2006, Mr. Larson has been retired. From September 2005 until January 1, 2006, Mr. Larson served as senior vice president of Anadarko Petroleum Corporation, an independent exploration and production company (“Anadarko”). From December 2003 to September 2005, Mr. Larson served as Senior Vice President, Finance and Chief Financial Officer of Anadarko. From 2002 to 2003, Mr. Larson served as Senior Vice President, Finance of Anadarko, where he oversaw treasury, investor relations, internal audits, and acquisitions and divestitures. From 1995 to 2002, Mr. Larson served as Vice President and Controller of Anadarko, where he was responsible for accounting, financial reporting, budgeting, forecasting, and tax. Prior to that, he held various tax and financial positions within Anadarko after joining the company in 1981.

Mr. Larson is a current member of the American Institute of Certified Public Accountants, Financial Executives International, and the Tax Executives Institute. Mr. Larson also served on the Board of Directors of EV Management, LLC, the general partner of EV Energy GP, L.P., which is the former general partner of EV Energy Partners, L.P., from September 2006 until June 2018. He received his Bachelor of Business Administration from the University of Iowa.

Mr. Larson has over 30 years of experience in the oil and natural gas business and has served as Chief Financial Officer of a large independent oil and natural gas company. We believe that his knowledge of the industry, finance, and accounting makes him well-qualified to serve as a director.

Dan F. Smith is a retired Chief Executive Officer of Lyondell Chemical Company, which operated in the chemicals, polymers, and fuels business segments (“Lyondell”), and its wholly owned subsidiaries Millennium Chemicals Inc. and Equistar Chemicals, LP., a position he held from December 1996 until his retirement in December 2007. From June 2007 to December 2007, Mr. Smith was also Chairman of Lyondell. Mr. Smith began his career as an engineer with Atlantic Richfield Company in 1968. He was elected President of Lyondell in August 1994 and Chief Executive Officer in December 1996.

Mr. Smith is a director of Orion Engineered Carbons, S.A., Kraton Corp., and the general partner of Valerus Compression Services, L.P. (doing business as Axip Energy Services, L.P.). During the past five years, Mr. Smith served on the Board of Directors of Nexeo Solutions, Inc. and Northern Tier Energy GP LLC. He also serves as a member of the College of Engineering Advisory Council at Lamar University. Mr. Smith is a graduate of Lamar University with a Bachelor of Science in chemical engineering.

Mr. Smith is well-qualified to serve as a director because of his significant directorship experience and broad experience in energy and energy-related sectors.

John B. Walker became Executive Chairman of EnerVest, Ltd., an oil and natural gas company (“EnerVest”), effective December 1, 2020. He had previously served as its Chief Executive Officer since its formation in 1992. During his time on Wall Street, Mr. Walker was selected by Institutional Investor as an “All-American” energy analyst for six years in a row. In November 2007, Mr. Walker received the oil and gas industry’s highest honor, the Chief Roughneck Award. Mr. Walker served the Independent Petroleum Association of America (“IPAA”) as Chairman from 2003 to 2005. Mr. Walker previously served as Chairman of the Board of Stewards of Chapelwood United Methodist Church and Chairman of the Board of Directors of the Sam Houston Area Council of the Boy Scouts of America. During his time with the Boy Scouts of America, Mr. Walker received the Distinguished Eagle Award in May 2007 and the Silver Beaver Award in 2001. Mr. Walker is a member of the National Petroleum Council and All-American Wildcatters. In November 2015, Mr. Walker was named as a National Finalist for the EY Entrepreneur of the Year and, prior to that, he was named Distinguished Alumni at Texas Tech University in 2004. Mr. Walker served on the Board of Directors of PetroLogistics LP from 2012 until 2014 and currently serves on the Board of Regents of the Texas Tech University System. Mr. Walker holds a Bachelor of Business Administration, with honors, from Texas Tech University and a Master of Business Administration, with distinction, from New York University.

Mr. Walker is well-qualified to serve as a director because of his broad range of experience in the energy industry and with EnerVest.

Vote Required; Recommendation

Approval of this Proposal requires the affirmative vote of a plurality of the votes cast by holders of outstanding shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote thereon at the Annual Meeting, voting as a single class. Stockholders may not cumulate their votes with respect to the election of directors. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the seven nominees named in this proxy statement. An abstention from voting will have no effect on the outcome of the vote on this Proposal. Broker non-votes also have no effect on the outcome.

THE BOARD RECOMMENDS THAT THE CLASS A AND CLASS B STOCKHOLDERS, VOTING AS A SINGLE CLASS, VOTE “FOR” EACH OF THE SEVEN DIRECTOR NOMINEES TO THE BOARD.

CORPORATE GOVERNANCE

Role of the Board of Directors

The role of the Board is to provide oversight of management’s policies and strategies, with a commitment to enhancing stockholder value over the long term. The non-employee directors meet regularly without members of management present in executive session, which may include regular executive sessions of independent directors only. The Lead Independent Director presides at executive sessions of the independent directors.

Members of the Board are expected to make every effort to attend the meetings of the Board and the committees upon which they serve. During the 2020 fiscal year, the Board held five meetings. All of our directors attended 75% or more of the aggregate of all meetings of the Board and of the committees on which they served during the 2020 fiscal year. Our Corporate Governance Guidelines provide that all directors are encouraged to attend our annual stockholder meetings, and all of our directors attended our 2020 Annual Meeting of Stockholders.

Board Leadership Structure

The Board does not have a fixed policy regarding the separation of the offices of Chairman of the Board and Chief Executive Officer and believes that a Chairman who understands Magnolia’s day-to-day business and the important issues to be addressed by the Board is currently in the best interests of the Company and its stockholders. Mr. Chazen has held the roles of Chairman of the Board and Chief Executive Officer since 2017.

When the position of Chairman is not held by an independent director, a Lead Independent Director may be designated by the Board. Ambassador Djerejian has served as Lead Independent Director since July 31, 2018. Provided he is reelected, Ambassador Djerejian is expected to continue in the role as Lead Independent Director. The Board believes that utilizing a Lead Independent Director ensures an appropriate level of independent oversight and that such individual serves as an effective liaison between the Chairman of the Board and the independent directors.

The Board periodically reviews the leadership structure to determine whether it continues to best serve the Company and its stockholders.

Independence of Directors

Under the NYSE listing rules, the Company is required to have a majority of independent directors serving on the Board. In making independence determinations, the Board observes all applicable requirements, including the corporate governance listing standards established by NYSE, and carefully considers all relevant facts and circumstances. To be considered independent, the Board must determine under applicable NYSE listing standards that a director does not have any direct or indirect “material” relationship with the Company. The Board has also adopted standards for determining whether a director is independent, which examine a variety of potential relationships between the director or the director’s immediate family members and the Company, its auditors, and certain other entities. These standards are located in the Company’s Corporate Governance Guidelines, which are available in the “Investors—Corporate Governance” section of our website at www.magnoliaoilgas.com.

The Board has determined that Mmes. Acosta and Busch, Ambassador Djerejian, and Messrs. Larson and Smith are independent within the meaning of Section 303A.02 of the NYSE Listing Manual. Mr. Larson is one of EnerVest’s nominees pursuant to the terms of the Stockholder Agreement. Certain of our directors have from time to time been directors or executive officers at companies on whose board of directors other of our directors have served. There are no family relationships between any of the nominees for director or between any nominee and any executive officer of Magnolia.

Board Role in Risk Oversight

In its risk oversight role, the Board has the responsibility to oversee the risk management process to ensure its adequacy and that it is implemented properly by management. The Board meets regularly with senior management, including the executive officers, to discuss strategy and risks facing the Company. Senior management attends the quarterly meetings of the Board, as well as certain committee meetings, in order to review impacts to our operations and address any questions or concerns raised by directors on risk management and any other matters, including but not limited to the regulation of emissions or other discharge of materials into the environment and the health and safety aspects of our business. The Board monitors these risks, including stakeholder concerns, to ensure that the Company responds accordingly.

The committees of the Board also assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee of the Board (the “Audit Committee”) assists in fulfilling the oversight responsibilities with respect to management of major risk exposures, including in the areas of financial reporting and internal controls, and has general oversight over cybersecurity risks. Risk assessment reports are regularly provided by management to the Audit Committee. The Compensation Committee of the Board (the “Compensation Committee”) assists in fulfilling oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Governance Committee assists in fulfilling oversight responsibilities with respect to the management of risks associated with the Board’s organization, membership and structure, and corporate governance. All of the committees report back to the full Board as to the committees’ activities and matters discussed and reviewed at the committees’ meetings.

Code of Business Conduct and Ethics and Corporate Governance Guidelines

We have adopted a Code of Business Conduct and Ethics applicable to the directors, officers, and employees of the Company and its subsidiaries. We have also adopted Corporate Governance Guidelines that address, among other things, director qualifications, responsibilities, and compensation, director access to officers, employees and advisors, and determinations regarding director independence. Copies of the Code of Business Conduct and Ethics and our Corporate Governance Guidelines are available in the “Investors—Corporate Governance” section of our website at www.magnoliaoilgas.com. We intend to disclose any amendments to, or waivers from, our Code of Business Conduct and Ethics that apply to senior executives by posting such information, if any, on the Company’s website.

Committees of the Board of Directors

Our Bylaws authorize the Board to appoint such committees as it deems advisable, with each committee having the authority to perform the duties determined by the Board. Each of the three standing committees reports to the Board and is comprised entirely of independent directors. The composition, duties, and responsibilities of these committees are set forth below.

Audit Committee. The principal functions of the Audit Committee are detailed in the Audit Committee charter, which is available on the Company’s website at www.magnoliaoilgas.com, and include overseeing:

●	Audits and the integrity of the Company’s financial statements;
●	The Company’s processes relating to risk management, and the conduct and systems of internal control over financial reporting, and disclosure controls and procedures;
●	The qualifications, engagement, compensation, independence, and performance of the Company’s independent auditor; and
●	The performance of the Company’s internal audit function.

Under the NYSE listing standards and applicable SEC rules, the Company is required to have at least three members on the Audit Committee, all of whom must be independent. Currently, the Audit Committee consists of Messrs. Larson and Smith and Ms. Busch, with Mr. Larson serving as the chair. The Company believes that Messrs. Larson and Smith and Ms. Busch qualify as independent directors according to the rules and regulations of the SEC with respect to audit committee membership. The Company also believes that each of Messrs. Larson and Smith qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K. The Audit Committee held six meetings during the 2020 fiscal year.

Compensation Committee. The principal functions of the Compensation Committee are detailed in the Compensation Committee charter, which is available on the Company’s website at www.magnoliaoilgas.com, and include:

●	Determining and approving the compensation of executive officers; and
●	Reviewing and approving incentive compensation and equity compensation policies and programs.

For additional information regarding our processes and procedures for the consideration and determination of executive and director compensation, please see “Director Compensation” and “Compensation Discussion and Analysis.” Subject to applicable laws and rules, the Compensation Committee may delegate its responsibilities to a subcommittee solely comprised of one or more members of the Compensation Committee or, with respect to the administration of the Company’s incentive compensation and equity-based compensation plans, to management.

Under the NYSE listing standards, the Company is required to have a Compensation Committee, all members of which must be independent. Currently, the Compensation Committee consists of Ms. Acosta, Ambassador Djerejian, and Mr. Smith, with Mr. Smith serving as the chair. The Company believes that Ms. Acosta, Ambassador Djerejian, and Mr. Smith qualify as independent directors according to the rules and regulations of the NYSE with respect to compensation committee membership. The Compensation Committee held four meetings during the 2020 fiscal year.

Compensation Committee Interlocks and Insider Participation. For the 2020 fiscal year, the Compensation Committee consisted of Ms. Acosta, Ambassador Djerejian, and Mr. Smith. No member of the Compensation Committee is or has been an executive officer of Magnolia, was an employee of Magnolia during the last fiscal year or as of the date of this proxy statement, or is serving or has served as an executive officer of another entity at which an executive officer of Magnolia is a member of such entity’s compensation committee. During 2020, no executive officer of Magnolia served as a director of another entity that had an executive officer serving as a Magnolia director.

Nominating and Corporate Governance Committee. The principal functions of the Governance Committee are detailed in the Governance Committee charter, which is available on the Company’s website at www.magnoliaoilgas.com, and include:

●	Identifying, screening, and reviewing individuals qualified to serve as directors and recommending to the Board candidates for nomination for election at the Annual Meeting of Stockholders or to fill vacancies on the Board;
●	Overseeing the Company’s Corporate Governance Guidelines and overall corporate governance practices and principles; and
●	Overseeing the annual self-evaluation of the Board, its committees, individual directors, and management, and monitoring the Company’s stock ownership guidelines for directors and executive officers.

Currently, the Governance Committee consists of Mmes. Acosta and Busch, Ambassador Djerejian, and Mr. Larson, with Ms. Acosta serving as the chair. The Governance Committee held four meetings during the 2020 fiscal year.

Process for the Selection of New Directors

In fulfilling its responsibility to oversee the selection of directors, the Governance Committee will consider persons identified by our stockholders, management, and others. The Governance Committee considers recommendations for Board candidates submitted by stockholders using substantially the same criteria it applies to recommendations from the Governance Committee, directors, and members of management. Stockholders may submit recommendations by providing the person’s name and appropriate background and biographical information in writing to the Governance Committee at Nine Greenway Plaza, Suite 1300, Houston, Texas 77046.

Each year, subject to the terms of the Stockholder Agreement, the Board proposes a slate of director nominees to stockholders for election at the Annual Meeting of Stockholders. Directors are elected for a one year term.

Qualifications of Directors

The Governance Committee is responsible for reviewing with the Board, on an annual basis, the appropriate criteria that directors are required to fulfill (including experience, qualifications, attributes, skills, and other characteristics) in the context of the current make-up of the Board and the needs of the Board given the circumstances of the Company. In identifying and screening director candidates, the Governance Committee considers whether the candidates fulfill the criteria for directors approved by the Board, including integrity, objectivity, independence, sound judgment, leadership, and courage. In addition, the Committee believes that, in general, directors should be actively engaged in business, have an understanding of financial statements, corporate budgeting, and capital structure, be familiar with the requirements of a publicly traded company, be familiar with industries relevant to our business, be willing to devote significant time to the oversight duties of the board of directors of a public company, and be able to promote a diversity of views based on the person’s education, experience, and professional employment (for example, in relation to finance and accounting, operations, strategy, risk management, technical expertise, policy-making, etc.).

Communications with the Board

All stockholders and other interested parties who wish to contact the Board may send written correspondence to Magnolia Oil & Gas Corporation, Nine Greenway Plaza, Suite 1300, Houston, Texas 77046, Attention: Corporate Secretary or Chairman of the Board. Communications may be addressed to an individual director, to the non-employee or independent directors as a group, or to the Board as a whole.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company regarding ownership of shares of voting securities of the Company, which consists of Class A Common Stock and Class B Common Stock, as of March 5, 2021, by:

●	Each person who is known by the Company to own beneficially more than 5% of the outstanding shares of any class of the Company’s voting securities;
●	Each of the Company’s current named executive officers and directors; and
●	All current executive officers and directors of the Company, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over the security or has the right to acquire the security within 60 days, including options and warrants that are currently exercisable or exercisable within 60 days.

Beneficial Ownership Table

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of voting Common Stock beneficially owned by them. Unless otherwise indicated, the address of each person named in the table below is Nine Greenway Plaza, Suite 1300, Houston, Texas 77046. The beneficial ownership of voting securities of the Company is based on 177,015,444 shares of Class A Common Stock and 66,624,035 shares of Class B Common Stock, in each case, issued and outstanding as of March 5, 2021.

	Class A Common Stock		Class B Common Stock		Combined Voting Power
Name of Beneficial Owner	Number	Percentage	Number	Percentage	Number	Percentage
Five Percent (5%) or Greater Stockholders
EnerVest, Ltd. (1)	29,503,847	16.7%	66,624,035	100.0%	96,127,882	39.5%
T. Rowe Price Associates, Inc. (2)	18,479,052	10.4%	—	—	18,479,052	7.6%
FMR LLC (3)	14,551,420	8.2%	—	—	14,551,420	6.0%
The Vanguard Group, Inc. (4)	12,196,791	6.9%	—	—	12,196,791	5.0%
BlackRock, Inc. (5)	10,270,586	5.8%	—	—	10,270,586	4.2%
Wellington Management Group LLP (6)	8,952,156	5.1%	—	—	8,952,156	3.7%
Directors and Named Executive Officers (7)
Stephen I. Chazen (8)	6,993,797	4.0%	—	—	6,993,797	2.9%
Arcilia C. Acosta	107,748	*	—	—	107,748	*
Angela M. Busch	72,298	*	—	—	72,298	*
Edward P. Djerejian	89,798	*	—	—	89,798	*
James R. Larson	51,348	*	—	—	51,348	*
Dan F. Smith	89,798	*	—	—	89,798	*
John B. Walker (9)	30,088,645	17.0%	66,624,035	100.0%	96,712,680	39.7%
Christopher G. Stavros	118,786	*	—	—	118,786	*
Timothy D. Yang (10)	209,153	*			209,153	*
Steve F. Millican	49,932	*	—	—	49,932	*
All directors and executive officers, as a group (10 individuals) (11)	8,367,456	4.7%	—	—	8,367,456	3.4%

*	Less than one percent (1%).
(1)	EnerVest may be deemed to have beneficial ownership of 29,503,847 shares of Class A Common Stock and 66,624,035 shares of Class B Common Stock. Such shares are held by EnerVest Energy Institutional Fund XIV-A, L.P., EnerVest Energy Institutional Fund XIV-2A, L.P., EnerVest Energy Institutional Fund XIV-3A, L.P., EnerVest Energy Institutional Fund XIV-WIC, L.P., EnerVest Energy Institutional Fund XIV-C, L.P. and EnerVest

Energy Institutional Fund XIV-C-AIV, L.P. EnerVest has shared voting and shared dispositive power over these shares. EnerVest does not have sole voting or sole dispositive power over any shares. This information is based on EnerVest’s most recent Statement on Schedule 13D/A filed on March 10, 2021. The business address of EnerVest is 1001 Fannin Street, Suite 800, Houston, Texas 77002.
(2)	T. Rowe Price Associates, Inc. (“T. Rowe”), in its capacity as an investment adviser, may be deemed to beneficially own the indicated shares of Class A Common Stock. T. Rowe has sole voting power over 5,380,755 shares of Class A Common Stock and sole dispositive power over 18,479,052 shares of Class A Common Stock. T. Rowe does not have shared voting or shared dispositive power over any of the shares and does not have the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. T. Rowe’s address is 100 E. Pratt Street, Baltimore, MD 21202. This information is based on T. Rowe’s most recent Statement on Schedule 13G/A filed on February 16, 2021.
(3)	FMR LLC (“FMR”), in its capacity as a parent holding company or control person for various subsidiaries and affiliates and other companies, may be deemed to beneficially own the indicated shares of Class A Common Stock. FMR has sole voting power over 5,982,580 shares of Class A Common Stock, and sole dispositive power over 14,551,420 shares of Class A Common Stock. FMR does not have shared voting or shared dispositive power over any of the shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares. FMR’s address is 245 Summer Street, Boston, MA 02210. This information is based on FMR’s most recent Statement on Schedule 13G/A filed jointly on February 8, 2021, with Abigail P. Johnson, who, together with other members of the Johnson family, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR.
(4)	The Vanguard Group, Inc. (“Vanguard”), in its capacity as an investment adviser, may be deemed to beneficially own the indicated shares of Class A Common Stock, along with certain of its wholly owned subsidiaries that serve as investment managers. Vanguard has shared voting power over 270,304 shares of Class A Common Stock, sole dispositive power over 11,830,849 shares of Class A Common Stock, and shared dispositive power over 365,942 shares of Class A Common Stock. Vanguard does not have sole voting power over any of the shares. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355. This information is based on Vanguard’s most recent Statement on Schedule 13G/A filed on February 10, 2021.
(5)	BlackRock, Inc. (“BlackRock”), in its capacity as a parent holding company or control person for various subsidiaries, may be deemed to beneficially own the indicated shares of Class A Common Stock. BlackRock has sole voting power over 9,908,056 shares of Class A Common Stock and sole dispositive power over 10,270,586 shares of Class A Common Stock. BlackRock does not have shared voting or shared dispositive power over any of the shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares. BlackRock’s address is 55 East 52nd Street, New York, NY 10055. This information is based on BlackRock’s most recent Statement on Schedule 13G filed on February 2, 2021.
(6)	Wellington Management Group LLP (“Wellington”), in its capacity as a parent holding company or control person for certain holding companies and investment advisers directly or indirectly owned by Wellington, may be deemed to beneficially own the indicated shares of Class A Common Stock. Wellington has shared voting power over 7,963,388 shares of Class A Common Stock and shared dispositive power over 8,952,156 shares of Class A Common Stock. Wellington does not have sole voting power or sole dispositive power over any of the shares. Wellington’s address is 280 Congress Street, Boston, MA 02210. This information is based on Wellington’s most recent Statement on Schedule 13G/A filed jointly on February 4, 2021, with Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP.
(7)	Does not include any shares of Class A Common Stock that are subject to outstanding restricted stock units (“RSUs”), performance share units (“PSUs”), or performance restricted stock units (“PRSUs”) previously granted to our directors or executive officers, except to the extent the directors and executive officers have the right to acquire any such shares within 60 days of March 5, 2021. The amounts reported for each of the non-employee directors includes 27,837 RSUs that are scheduled to vest on May 3, 2021, the day preceding the Annual Meeting, subject to the director’s continued service through that date. In addition, the amounts reported for Mmes. Acosta and Busch include 11,000 vested RSUs held in the nonqualified deferred compensation plan. Information regarding all outstanding awards held by each director and executive officer as of December 31, 2020 may be found in the tables and accompanying footnotes in the sections entitled “Director Compensation—Director Compensation Table” and “Executive Compensation—Outstanding Equity Awards at 2020 Fiscal Year-End.”
(8)	Mr. Chazen’s beneficial ownership includes an estimated 1,246 shares (determined using our closing stock price of $12.84 on March 5, 2021 and Mr. Chazen’s current contribution amount) that he may purchase under our fair market value Stock Purchase Program within 60 days of March 5, 2021. Under the Stock Purchase Program, accumulated payroll deductions are used each pay date to purchase shares of stock at a per share price equal to the closing price of our Class A Common Stock on the applicable pay date. The actual number of shares that may be acquired by Mr. Chazen during this 60-day period under the Stock Purchase Program will not be determinable until each applicable pay date.
(9)	Mr. Walker’s beneficial ownership is derived from his pecuniary interest in (a) with respect to Class A Common Stock, EnerVest Energy Institutional Fund XIV-C, L.P. (other than the 556,961 shares of Class A Common Stock and 27,837 RSUs held directly by Mr. Walker), and (b) with respect to Class B Common Stock, EnerVest Energy Institutional Fund XIV-A, L.P., EnerVest Energy Institutional Fund XIV-WIC, L.P., EnerVest Energy Institutional Fund XIV-2A, L.P., EnerVest Energy Institutional Fund XIV-3A, L.P., and EnerVest Energy Institutional Fund XIV-C-AIV, L.P. Mr. Walker disclaims beneficial ownership of the shares of Class A Common Stock and Class B Common Stock held by these entities, except to the extent of his pecuniary interest therein.
(10)	Mr. Yang’s beneficial ownership includes 5,556 PSUs and 5,556 RSUs vesting within 60 days of March 5, 2021.
(11)	Does not include 29,503,847 shares of Class A Common Stock and 66,624,035 shares of Class B Common Stock owned by EnerVest Energy Institutional Fund XIV-C, L.P., EnerVest Energy Institutional Fund XIV-A, L.P., EnerVest Energy Institutional Fund XIV-WIC, L.P., EnerVest Energy Institutional Fund XIV-2A, L.P., EnerVest Energy Institutional Fund XIV-3A, L.P., and EnerVest Energy Institutional Fund XIV-C-AIV, L.P., as applicable. Mr. Walker has disclaimed beneficial ownership of such shares except to the extent of his pecuniary interest therein.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Amended and Restated Limited Liability Company Agreement of Magnolia LLC

At the closing of our completed business combination on July 31, 2018 (the “Business Combination”), Magnolia Oil & Gas Parent LLC (“Magnolia LLC”) and certain funds affiliated with EnerVest party thereto (the “EnerVest Members”) entered into Magnolia LLC’s amended and restated limited liability company agreement (the “Magnolia LLC Agreement”), which sets forth, among other things, the operations of Magnolia LLC and the rights and obligations of the holders of units in Magnolia LLC (“Magnolia LLC Units”). Pursuant to the Magnolia LLC Agreement, the EnerVest Members have a redemption right, which entitles them to cause Magnolia LLC to redeem, from time to time, all or a portion of their Magnolia LLC Units (and a corresponding number of shares of Class B Common Stock) for, at Magnolia LLC’s option, either (i) newly issued shares of Class A Common Stock on a one-for-one basis (subject to customary adjustments, including for stock splits, stock dividends and reclassifications), or (ii) a cash payment equal to the product of (A) the number of shares of Class A Common Stock that would have been received in the redemption if the cash payment election had not been made, and (B) the average of the volume-weighted closing price of a share of Class A Common Stock for the ten trading days prior to the date the EnerVest Members deliver a notice of redemption for each Magnolia LLC Unit redeemed. Under the Magnolia LLC Agreement, Magnolia became the sole managing member of Magnolia LLC. Following the closing of the Business Combination, Magnolia operates its business through Magnolia LLC and its subsidiaries.

Stockholder Agreement

In connection with the closing of the Business Combination, Magnolia entered into the Stockholder Agreement with TPG Pace Energy Sponsor, LLC (“Sponsor”) and certain funds affiliated with EnerVest. Under the Stockholder Agreement, EnerVest is entitled to nominate two directors, one of whom is required to be independent under the rules of the NYSE, the Securities Exchange Act of 1934, and the Sarbanes-Oxley Act of 2002, for appointment to the Board so long as they collectively own at least 15% of the outstanding shares of Class A Common Stock and Class B Common Stock (on a fully diluted basis, including equity securities exercisable into Common Stock, and on a combined basis) and one director so long as they own at least 2% of the outstanding shares of Class A Common Stock and Class B Common Stock (on a fully diluted basis, including equity securities exercisable into Common Stock, and on a combined basis). EnerVest is also entitled to appoint one director to each committee of the Board (subject to applicable law and stock exchange rules). Sponsor was likewise entitled to certain director nomination rights under the Stockholder Agreement, but those rights ceased following a distribution of Sponsor’s shares in August 2019. Pursuant to the Stockholder Agreement, in connection with the 2020 Annual Meeting of Stockholders, EnerVest nominated Messrs. Larson and Walker, who both currently sit on our Board. For the 2021 Annual Meeting, EnerVest has again nominated Messrs. Larson and Walker.

The Stockholder Agreement terminates as to a stockholder upon the time at which such stockholder or any of its affiliates no longer has the right to designate an individual for nomination to the Board under the agreement and will automatically terminate in its entirety on December 31, 2022. The Stockholder Agreement terminated as to Sponsor upon a distribution of its shares of Class A Common Stock in August 2019.

For so long as EnerVest has the right to nominate two directors to the Board, EnerVest will be subject to a customary “standstill.” The Stockholder Agreement also includes customary restrictions on the transfer of shares to certain persons acquiring beneficial ownership in excess of certain stated thresholds. EnerVest has also agreed to vote all of its shares of Common Stock in favor of the directors nominated by the Governance Committee.

Non-Compete Agreement

On the closing of the Business Combination, Magnolia and EnerVest entered into a Non-Competition Agreement (the “Non-Compete”) restricting EnerVest and certain of its affiliates from competing with Magnolia in the Eagle Ford Shale (the “Restricted Area”) following the closing of the Business Combination until the later of July 31, 2022 and the date the Services Agreement (as defined below) is terminated. As consideration for compliance with the Non-Compete, the Company (i) on February 1, 2021, paid $17.2 million in cash to an affiliate of EnerVest and issued 375,000 shares of

Class A Common Stock to Mr. Walker, and (ii) will be obligated to issue an additional 1,225,000 shares of Class A Common Stock to an affiliate of EnerVest and 375,000 shares of Class A Common Stock to Mr. Walker on the four-year anniversary of the closing date of the Business Combination, provided EnerVest does not compete with the Company in the Restricted Area. In connection with the issuance to Mr. Walker in February 2021, Mr. Walker was added as a party to the Stockholder Agreement.

The Non-Compete also provides for (i) certain co-investment rights for EnerVest and certain of its affiliates with respect to future acquisitions by Magnolia in the Restricted Area, (ii) a right of first offer in favor of Magnolia on certain sales by EnerVest and its affiliates in the Restricted Area, (iii) a tag-along right for EnerVest and its affiliates on certain sales by Magnolia in the Restricted Area, and (iv) the ability of Magnolia to drag-along EnerVest and its affiliates on certain sales by Magnolia in the Restricted Area.

Services Agreement

At the closing of the Business Combination, the Company and EnerVest Operating L.L.C., an affiliate of EnerVest (“EVOC”), entered into a Services Agreement (the “Services Agreement”), pursuant to which EVOC, under the direction of Magnolia’s management, provides Magnolia services, including administrative, back office, and day-to-day field level services reasonably necessary to operate the business of Magnolia and its assets, subject to certain exceptions.

As consideration for the services provided under the Services Agreement, Magnolia pays EVOC a fixed annual services fee, subject to certain adjustments. In addition, Magnolia pays industry standard per well overhead payments to EVOC and reimburses EVOC for certain costs incurred by EVOC in performing the services. Effective May 1, 2020, Magnolia and EVOC amended the Services Agreement to reduce the annual services fee by 15%, prorated for any partial year in which the services are provided. Magnolia paid approximately $42.1 million under the Services Agreement in the 2020 fiscal year.

The term of the Services Agreement is five years, but the Services Agreement is subject to termination by either party after two years. Following any termination of the Services Agreement, EVOC will provide transition services for a period of nine months, which may be reduced in certain instances, during which period the services fee and other payments described above will continue to be payable. On August 1, 2020, the Company provided written notice to EVOC of its intent to terminate the Services Agreement. Pursuant to the Services Agreement, EVOC will continue to provide services during the transition through August 1, 2021.

Registration Rights Agreement

In connection with the closing of the Business Combination, Magnolia entered into a registration rights agreement (the “Registration Rights Agreement”) with certain funds affiliated with EnerVest, Sponsor, and Magnolia’s four independent directors prior to the Business Combination (i.e., Ms. Acosta, Ambassador Djerejian, and Messrs. Chad Leat and Smith) (collectively, the “Holders”), pursuant to which the Company is obligated, subject to the terms thereof and in the manner contemplated thereby, to register for resale under the Securities Act of 1933 all or any portion of the shares of Class A Common Stock that the Holders held as of July 31, 2018 and that they may have acquired or might acquire thereafter, including upon conversion, exchange, or redemption of any other security therefor.

Under the Registration Rights Agreement, the Holders also have “piggyback” registration rights exercisable at any time that allow them to include the shares of Class A Common Stock that they own in certain registrations initiated by the Company. Pursuant to the Registration Rights Agreement, the Company has filed and taken effective two registration statements on Form S-3, each of which registered, among others, the offering by the Holders of the shares of Class A Common Stock included therein.

In connection with a distribution by Sponsor of Class A Common Stock to certain parties, including Mr. Chazen and former director Michael MacDougall (the “First Distribution”), Magnolia later entered into the First Amendment to the Registration Rights Agreement, on February 25, 2019, pursuant to which Messrs. Chazen and MacDougall agreed to and were provided with certain rights and obligations that were a subset of the rights Sponsor had under the Registration Rights Agreement prior to the First Distribution.

In accordance with its obligations under the Registration Rights Agreement, on March 2, 2021, Magnolia entered into an Underwriting Agreement with certain affiliates of EnerVest and the underwriters named therein, pursuant to which such affiliates of EnerVest sold an aggregate of 19,550,000 shares of our Class A Common Stock at a price to the public of $10.50 per share (the “EnerVest Offering”). In connection therewith, Magnolia agreed, among other things, to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, to contribute to payments the underwriters may be required to make because of any of those liabilities, and to pay certain offering related expenses, which expenses are estimated to be approximately $450,000.

Class B Common Stock Purchase

Concurrently with the closing of the EnerVest Offering, Magnolia LLC purchased from certain affiliates of EnerVest an aggregate of 5,000,000 Magnolia LLC Units and an equal number of shares of corresponding Class B Common Stock for aggregate consideration of $50.8 million. Subsequently, Magnolia LLC cancelled the surrendered Magnolia LLC Units and corresponding shares of Class B Common Stock.

Related Person Transaction Policy

Magnolia has a written policy relating to the approval of related person transactions. A “related person transaction” is a transaction or arrangement or series of transactions or arrangements in which Magnolia participates (whether or not Magnolia is a party) and a related person has a direct or indirect material interest in such transaction. Magnolia’s Board is responsible for reviewing, approving, or ratifying all relationships and related person transactions between the Company and (i) its directors, director nominees, or executive officers, (ii) any 5% record or beneficial owner of its Common Stock, or (iii) any immediate family member of any person specified in (i) and (ii). The Board is responsible for reviewing all related person transactions and, where the Board determines that such transactions are in the Company’s best interests, approving such transactions in advance of such transaction being given effect.

As set forth in the related person transaction policy, in the course of its review and approval or ratification of a related person transaction, the Board shall, in its judgment, consider in light of the relevant facts and circumstances and the various factors enumerated in the policy, whether the transaction is, or is not, in the best interests of Magnolia.

Any member of the Board who is a related person with respect to a transaction under review will not be permitted to participate in the discussions or approval or ratification of the transaction. Magnolia’s policy also includes certain exceptions for transactions that need not be reported and provides the Board with the discretion to pre-approve certain transactions.

DIRECTOR COMPENSATION

Only our non-employee directors are compensated for serving as directors. Mr. Chazen, our Chairman, President and Chief Executive Officer, is the only member of our Board who is also an employee. All compensation Mr. Chazen received from us in 2020 is included in the 2020 Summary Compensation Table.

Non-Employee Director Compensation Program

We believe that director compensation should be structured to attract and retain qualified directors. The Compensation Committee recommends to the Board for approval general principles for determining the form and amount of non-employee director compensation and, subject to such principles, evaluates annually the status of non-employee director compensation in relation to comparable U.S. companies (in terms of size, business sector, etc.), and reports findings and recommendations to the Board for approval.

In May 2019, the Compensation Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”), presented a report to the Compensation Committee reviewing the competitiveness of our non-employee director compensation program as compared to the director compensation provided at companies in the 2019 Compensation Peer Group (described below under “Compensation Discussion and Analysis—Setting Executive Compensation—Compensation Peer Group”). The report concluded that the Company was at or near the bottom of the 2019 Compensation Peer Group for both its cash and equity retainers and was approximately $90,000 below the peer group median total director compensation. In response, the Company adopted a supplemental retainer for the Governance Committee chair and increased the annual equity award target value from $110,000 to $130,000, in each case, beginning with the Board term commencing on June 7, 2019, the date of our 2019 Annual Meeting of Stockholders (the “2019/2020 Term”).

The Company did not adopt any changes to its non-employee director compensation program for the Board term beginning May 4, 2020, the date of our 2020 Annual Meeting of Stockholders (the “2020/2021 Term”), and the following non-employee director compensation program currently remains in effect:

Cash Fees

Compensation Element	2019/2020 Term	2020/2021 Term
Annual Cash Retainer	$50,000	$50,000
Supplemental Retainer for Audit Committee Chair	$15,000	$15,000
Supplemental Retainer for Compensation Committee Chair	$10,000	$10,000
Supplemental Retainer for Governance Committee Chair	$10,000	$10,000
Supplemental Retainer for Audit Committee Members (other than the Audit Committee Chair)	$5,000	$5,000
Supplemental Retainer for Lead Independent Director	$10,000	$10,000

All annual and supplemental retainers are paid in cash in substantially equal quarterly installments within ten days following the last day of each calendar quarter and are pro-rated for any partial calendar quarter in which a non-employee director serves on the Board or in a role to which a supplemental retainer applies, as applicable.

Reimbursement of Expenses

Each non-employee director is reimbursed for travel and miscellaneous expenses to attend meetings and activities of the Board or its committees, subject to such substantiation requirements as the Company may require.

Equity Awards

Each non-employee director receives an annual equity award in the form of restricted stock units (“RSUs”) granted under the Long Term Incentive Plan. Each non-employee director also receives an initial equity award in the form of RSUs upon such non-employee director’s appointment to the Board, as applicable.

For the 2020/2021 Term, the annual equity award target value for the non-employee directors was $130,000. In determining the number of RSUs to grant in 2020, we divided the annual equity award target value of $130,000 by the 20-day average closing price of our Class A Common Stock up to and including May 1, 2020, the last trading day before our 2020 Annual Meeting of Stockholders. Based on this calculation, each non-employee director received an annual equity award of 27,837 RSUs granted on May 4, 2020.

The annual RSU awards generally vest in full and are settled in shares of our Class A Common Stock on the earlier to occur of (i) first anniversary of the date of grant, and (ii) the day preceding the Company’s next Annual Meeting of Stockholders, in each case, subject to the non-employee director’s continued service on the Board and the other terms and conditions of the Long Term Incentive Plan and the applicable award agreement. If, in connection with or following a change of control, a non-employee director ceases to serve as a Board member or other service provider, the RSUs will also vest. The non-employee directors are eligible to receive cash dividend equivalents with respect to RSUs that have not previously been forfeited or settled, which are paid (if at all) at the time the RSU to which the dividend equivalent relates is settled, although we do not currently pay dividends.

Non-employee directors are eligible to participate in a nonqualified deferred compensation plan and generally have the option to defer the settlement date of RSUs until the earlier of (i) the date on which such non-employee director ceases to serve on the Board, or (ii) the consummation of a change of control of the Company. Currently, Mmes. Acosta and Busch each hold 11,000 vested RSUs in the nonqualified deferred compensation plan.

Stock Ownership Guidelines

Within five years of appointment to the Board, each non-employee director is required to hold shares of the Company with a fair market value equal to five times the non-employee director’s annual retainer amount. Shares directly beneficially owned and unvested time-based restricted stock and RSUs are counted towards satisfying the guideline. All of our non-employee directors are currently in compliance with the guideline.

Director Compensation Table

The following table contains information about our non-employee directors’ compensation for the 2020 fiscal year:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)
Arcilia C. Acosta	$60,000	$165,630	$225,630
Angela M. Busch	$55,000	$165,630	$220,630
Edward P. Djerejian	$60,000	$165,630	$225,630
James R. Larson	$65,000	$165,630	$230,630
Michael G. MacDougall (1)	$17,170	$—	$17,170
Dan F. Smith	$65,000	$165,630	$230,630
John B. Walker	$50,000	$165,630	$215,630

(1)	Mr. MacDougall did not stand for re-election and ceased to serve as a member of the Board as of our 2020 Annual Meeting of Stockholders. In connection with his cessation of service, he received settlement of 11,000 vested RSUs, which were previously awarded to him as part of his 2018 compensation but had been held in the nonqualified deferred compensation plan.
(2)	Reflects the aggregate grant date fair value of the 2020 annual RSU awards granted to our non-employee directors (other than Mr. MacDougall), computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), determined without regard to forfeitures, and does not reflect that actual value that may be recognized by each non-employee director. The grant date fair value of each 2020 annual RSU award was based on a per share price of $5.95, which was the closing price of our Class A Common Stock on the May 4, 2020 grant date of the awards. See also Note 14—Stock Based Compensation to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, for a discussion of the assumptions used in determining the FASB ASC Topic 718 grant date fair value of these awards. The 2020 annual RSU award granted to each non-employee director was comprised of 27,837 RSUs, and, as of December 31, 2020, each non-employee director listed in the table above (other than Mr. MacDougall) held 27,837 unvested RSUs. All unvested RSUs are scheduled to vest on May 3, 2021, subject to the non-employee director’s continued service through such date. As of December 31, 2020, Mmes. Acosta and Busch each held 11,000 vested RSUs in the nonqualified deferred compensation plan.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis focuses on the compensation of our named executive officers (the “Named Executive Officers”) for the 2020 fiscal year, namely:

●	Stephen I. Chazen, our Chairman, President and Chief Executive Officer,
●	Christopher G. Stavros, our Executive Vice President and Chief Financial Officer,
●	Timothy D. Yang, our Executive Vice President, General Counsel and Corporate Secretary, and
●	Steve F. Millican, our Senior Vice President, Operations.

Compensation Program Aligned with Best Practices and Business Strategy

We believe that our compensation program generally aligns with compensation best practices and market practice and effectively supports our ongoing business strategy. Magnolia’s objective is to generate stock market value over the long term through consistent organic production growth, high full-cycle operating margins, an efficient capital program with short economic paybacks, significant free cash flow after capital expenditures, and effective reinvestment of free cash flow. Magnolia’s business model prioritizes free cash flow, financial stability, and prudent capital allocation, and is designed to withstand challenging environments.

In furtherance of our strategic priorities, we have designed our incentive programs to primarily focus on metrics that lead to value creation, such as Operating Margin and Free Cash Flow Percentage goals, which collectively comprised 80% of our annual cash bonus awards in 2019 and 2020, along with total stockholder return (“TSR”) and stock appreciation metrics, which are used in connection with our long term equity-based compensation program. In addition, the table below highlights the practices we follow to promote good governance and create further alignment with our stockholders:

What We Do	What We Don’t Do
• A majority of our Named Executive Officers’ compensation is at risk	• We do not have employment agreements
• There are no overlapping performance metrics between our annual cash bonus program and our long term equity-based awards	• We do not provide excise tax gross-ups
• Payouts under our annual cash bonus program and our performance-based long term equity awards are capped at a maximum earning opportunity	• We do not have cash severance arrangements
• At least 50% of our Named Executive Officers’ long term equity-based compensation each year is subject to performance-based vesting conditions	• We do not provide excessive perquisites or other benefits
• We cap payouts under our PSUs at target in the event our absolute TSR is negative	• We do not allow hedging of our Common Stock or pledging of Common Stock by our employees without prior consent
• We maintain a clawback policy that allows us to recoup compensation in the event of certain financial restatements	• We do not reprice stock options without stockholder approval
• We maintain rigorous stock ownership guidelines for executives and non-employee directors
• We use an independent compensation consultant
• We conduct an annual assessment of our compensation risk

2020 Key Highlights and Compensation Impacts

Magnolia’s business, like many oil and natural gas producers, has been, and is expected to continue to be, affected by the COVID-19 pandemic, the global demand for oil, and the general oversupply in the market. During 2020, Magnolia took steps to mitigate the evolving challenges and growing impact of both the COVID-19 pandemic and the industry downturn on its operations, financial condition, and people, including the following compensation-related actions:

●	Magnolia initiated a corporate-wide cost reduction program to help decrease costs through every aspect of the Company, including reductions in general and administrative expense by reducing corporate salaries. Employees, including the Named Executive Officers, with salaries in excess of certain thresholds identified throughout the year received a 10% reduction in their excess salary amounts. Actual aggregate salary amounts paid to each of the Named Executive Officers for 2020 were roughly the same as the aggregate salary amounts paid to such individuals for 2019. In addition, Magnolia negotiated a 15% reduction in the annual services fee it pays under the Services Agreement and provided notice of its intent to terminate the Services Agreement no later than August 2021. As a result, we roughly tripled our workforce last year, growing from 45 to 136 employees, as we transitioned previously outsourced functions in-house.
●	Magnolia did not make any mid-course adjustments to its 2020 annual cash bonus program, which, as in 2019, was comprised 80% of quantitative performance metrics (Operating Margin and Free Cash Flow Percentage) and 20% of certain qualitative metrics subject to the Compensation Committee’s assessment of performance. When establishing the 2020 annual cash bonus program, the Compensation Committee adjusted the weighting of the two quantitative metrics, with the Free Cash Flow Percentage metric weighting increased to 50%. In addition, we adjusted the maximum payout opportunity under the annual bonus program from 150% of the prior target bonus amount to 100% of the maximum bonus goal for each participating Named Executive Officer; however, expected payout levels remained similar to prior years.
●	The Compensation Committee ultimately authorized payouts under the 2020 annual cash bonus program at 50% of the maximum bonus goal, due to our Free Cash Flow Percentage exceeding the specified performance level despite significant product price deterioration during the year. We did not achieve our objectives with respect to the Operating Margin component and, notwithstanding our significant success on a number of the qualitative items, the Compensation Committee did not approve any funding with respect to that component of the annual bonus in light of the substantial decline in our financial performance during the year.
●	The Named Executive Officers (other than Mr. Chazen) again received long term equity-based awards in the form of 50% time-based restricted stock units (“RSUs”) and 50% performance share units (“PSUs”) with a relative TSR metric. During 2020, the Compensation Committee did not make any changes or adjustments to previously granted long term equity-based awards. Due primarily to our depressed stock price early in 2020, the number of shares awarded to the Named Executive Officers in 2020 exceeded the number granted in 2019, however the aggregate grant date fair value of the awards was slightly less in 2020.

The experience and expertise of Magnolia’s employees, including its Named Executive Officers, is critical to the Company’s ability to create value for Magnolia’s investors by growing the Company’s asset platform, generating substantial free cash flow, maintaining financial flexibility, and ensuring thoughtful capital allocation. Despite the challenges of 2020, our executive compensation program continued to focus the Named Executive Officers and our other employees on the most important drivers of our business strategy and to be strongly aligned with our stockholders.

Strong Stockholder Support for 2020 Say-On-Pay Vote

At the 2020 Annual Meeting of Stockholders, our stockholders were asked to approve, on an advisory basis, the compensation of our Named Executive Officers for 2019. Advisory votes in favor of our executive compensation program were cast by over 99% of the shares of our Common Stock counted as present and entitled to vote at the 2020 Annual Meeting. The Compensation Committee reviewed and considered the results of this “say-on-pay” vote when evaluating the compensation of the Named Executive Officers in 2020 and 2021, along with other insights gleaned from ongoing stockholder outreach activities.

CEO Compensation

Mr. Chazen has invested a portion of his personal net worth in shares of our Class A Common Stock, both prior to and in connection with the completion of the Business Combination, and he continues to make periodic investments in our stock, purchasing more than 360,000 additional shares of our Class A Common Stock during 2020. The only compensation Mr. Chazen has received from us is reflected in the Summary Compensation Table. To date, Mr. Chazen has not been granted any compensatory awards under our Long Term Incentive Plan. We have agreed with Mr. Chazen that, at this time, his base salary will remain well below the market median and he will not participate in our annual cash incentive and long term equity-based compensation programs and, due to his substantial holdings in our Class A Common Stock, the Compensation Committee believes that he is appropriately aligned with stockholder interests and motivated to drive successful performance outcomes for our Company.

Human Capital and Safety Priorities

At Magnolia, employees drive the Company’s strategy and success. Magnolia’s team is made up of individuals from a variety of different backgrounds and career paths. Magnolia values and uses its diverse expertise, experiences, and ideas and recognizes that the Company’s success depends on it. One of Magnolia’s key human capital priorities is to hire the most qualified individuals while promoting the Company’s workforce diversity. As of December 31, 2020, 24% of Magnolia’s total employee population was female and 32% identified as a member of a minority group, as defined by the U.S. Equal Employment Opportunity Commission. At the Company’s headquarters location in Houston, Texas, 38% of Magnolia’s employees were female and 36% identified as a member of a minority group. At Magnolia’s Giddings and Gillett, Texas locations, combined, 8% of Magnolia’s employees were female and 27% identified as a member of a minority group.

Safety is also a core value at Magnolia, and the Company is committed to taking proactive measures to protect everyone on all worksites. In support of that commitment, Magnolia tracks safety performance across its operations through regularly updated safety scorecards and other measures. In addition to common lagging indicators, such as employee and contractor recordable incidents, Magnolia also tracks leading indicators such as safety observations and near-miss reports. Further, Magnolia has responded to the COVID-19 pandemic with enhanced safety processes and protocols. The primary goals in the Company’s COVID-19 response are to ensure Magnolia employees are safe, sustain essential services, and strive to operate as efficiently and effectively as possible.

The Company plans to remain focused on providing its employees with opportunities to build a winning company that safeguards workers and the environment, enhances careers, strengthens local communities, and increases value for all stakeholders. Additional information about our efforts to effectively manage human capital at Magnolia is available on pages 15 and 16 of our 2020 Form 10-K.

Compensation Philosophy and Objectives

We have designed our compensation programs around the following objectives to reward performance that supports our long term strategy and achievement of our short term goals:

Compensation Objective	How We Accomplish this Objective
Be Competitive	• Maintain market-competitive compensation programs in line with the compensation of similarly situated positions at peer companies.
Pay for Performance

•    The majority of our executives’ compensation is in the form of variable, at-risk compensation.

•    Our 2020 annual bonus program is tied to specific Company financial objectives.

•    50% of our long term equity-based awards are subject to performance-based vesting conditions.

Align with Stockholders’ Interests

•    Provide a significant portion of compensation in the form of long term equity-based awards.

•    Our 2020 PSU awards cap payouts at target level in the event that the Company’s absolute TSR is negative.

•    Our 2020 annual bonus program primarily focuses on metrics that lead to value creation and are strongly aligned with our business strategy.

Key Components of our Compensation Policy

Total 2020 direct compensation received by our Named Executive Officers is comprised of the elements included in the chart below. Indirect compensation (such as retirement and health and welfare benefits) are discussed under — “2020 Compensation Decisions—Other Compensation—Other Benefits” below.

Compensation Element	Purpose	Description and Valuation
Base Salary	Provide market competitive level of fixed compensation for the fundamental duties required of the position to attract and retain talent	Compensates executive officers for their level of responsibility, skills, capabilities, experience, and leadership
Annual Cash Bonus Awards * Mr. Chazen does not participate in our annual short term incentive program and did not receive an annual bonus for 2020	Motivate and reward performance achievement against annual quantitative and qualitative Company performance metrics

For 2020, our annual cash bonus program was comprised of the following components:

•    80% tied to quantitative performance metrics of Operating Margin (weighted 30%) and Free Cash Flow percentage (weighted 50%), and

•    20% tied to the Compensation Committee’s assessment of performance on certain qualitative metrics

Each Named Executive Officer’s bonus is capped at 100% of the officer’s maximum bonus goal

Long Term Equity-Based Awards • Time-based RSUs • PSUs * Mr. Chazen did not receive any long term equity-based awards during 2020	Reward creation of long term stockholder value and achievements consistent with our long term business strategies Align Named Executive Officer compensation with changes in stockholder value

Builds a consistent ownership stake in Magnolia that aligns the interests of executive officers and stockholders

•    2020 RSUs (50% of award) have a three year continued service requirement for full vesting that provides a retention incentive

•    2020 PSUs (50% of award) motivate improvement in stockholder value to further align executive and stockholder interests, with the number of shares ultimately received dependent upon our relative TSR performance over the three year performance period

2020 Compensation Decisions

Base Salary

Base salary provides our Named Executive Officers with a base level of financial security and supports the Compensation Committee’s objectives of attracting and retaining top talent. The base salary for each of the Named Executive Officer (other than Mr. Chazen) reflects the responsibilities of their positions, their expected contributions to the success of the Company, internal pay equity, and their relative position to the market. The Compensation Committee reviews the base salary of each Named Executive Officer annually.

In February 2020, the Compensation Committee reviewed base salary data for similarly situated executives in the 2020 Compensation Peer Group (described below under “—Setting Executive Compensation – Compensation Peer Group”) and approved new annual base salary rates for the Named Executive Officers (other than Mr. Chazen), to be effective March 9, 2020. Subsequently, as part of its cost cutting measures aimed at reducing 2020 general and administrative expenses, the Compensation Committee lowered Named Executive Officer salaries by between 10% and 20% from the March 9, 2020 levels, effective May 4, 2020. Effective August 3, 2020, salaries of the Named Executive Officers (other than Mr. Chazen) were raised slightly, before being reinstated to the 2019 levels as of October 5, 2020, where they stayed for the remainder of the year. Magnolia believes that its cost reduction program, including the decision to temporarily reduce corporate salaries and taken together with its significant liquidity and lack of near term debt maturities, provided additional flexibility in navigating the volatile industry conditions during 2020.

The 2020 base salary rates for the Named Executive Officers are as follows:

Named Executive Officer	2019 Base Salary (Effective June 1, 2019)	2020 Base Salary (Effective March 9, 2020)	2020 Base Salary (Effective May 4, 2020) (1)	2020 Base Salary (Effective August 3, 2020) (2)	2020 Base Salary (Effective October 5, 2020)
Stephen I. Chazen	$250,000	$250,000	$225,000	$225,000	$225,000
Christopher G. Stavros	$520,000	$535,600	$476,500	$483,000	$520,000
Timothy D. Yang	$452,400	$466,000	$415,700	$422,200	$452,400
Steve F. Millican	$301,600	$350,000	$280,000	$286,500	$301,600

(1)	Any salary in effect on February 25, 2020 was paid at 100% for amounts up to $85,000, with the remainder paid at 90%.
(2)	Any salary in effect on February 25, 2020 was paid at 100% for amounts up to $150,000, with the remainder paid at 90%.

Annual Incentive Program

For 2020, our Named Executive Officers (other than Mr. Chazen) were eligible to earn cash bonus awards under the annual short term incentive program (the “2020 Bonus Program”) established by the Compensation Committee. FW Cook previously provided the Compensation Committee with an overview of developing incentive plan design trends within the oil and gas industry and a summary of peer group practices for annual incentive plan design. The awards under the 2020 Bonus Program are based upon the level of achievement across certain quantitative and qualitative Company performance metrics, which support our investor proposition.

In February 2020, the Compensation Committee set new individual bonus goals that represent the maximum potential bonus amounts that may be earned by each Named Executive Officer under the 2020 Bonus Program. While the minimum and maximum performance objectives established with respect to the 2020 performance metrics (described in greater detail in the tables below) are similar to 2019 and designed to align with stockholder expectations, the maximum payout under the 2020 Bonus Program was changed from 150% of the prior target bonus amount (which was the maximum payout level in 2019) to 100% of the new maximum bonus goal for each participating Named Executive Officer. However, the Compensation Committee aims to establish maximum performance objectives that are sufficiently rigorous that the expected annual bonus pool funding will, on average, be less than 100%. As a result, the new maximum bonus goals are higher than the 2019 bonus target amounts in order to maintain competitive payouts and continue to attract and retain top talent. The maximum bonus goals for the Named Executive Officers in the 2020 Bonus Program were as follows:

Named Executive Officer	Maximum Bonus Goal (% of Base Salary in effect as of December 31, 2020)	Maximum Bonus Goal (Dollar Amount)
Stephen I. Chazen	n/a	n/a
Christopher G. Stavros	123%	$639,600
Timothy D. Yang	123%	$556,452
Steve F. Millican	108%	$325,728

In February 2020, the Compensation Committee approved the quantitative and qualitative performance metrics for the 2020 Bonus Program, as well as the weightings and minimum and maximum performance objectives for each metric, as follows:

Metric	Weighting	What It Is	Why We Use It
Quantitative Performance Metrics
Operating Margin	30%	Earnings before interest and taxes (excluding the effects of any one-time transaction costs) as a percentage of our total revenue	These quantitative metrics were selected to focus our Named Executive Officers on capital efficiency and returns to align with stockholder interests and our communicated strategic priorities.
Free Cash Flow Percentage	50%

Earnings before interest, taxes, depreciation, amortization, and exploration expense, adjusted for certain unusual or non-recurring items (“Adjusted EBITDAX”) (as reconciled to our public releases), minus drilling and completion capital (excluding leasehold and acquisition capital) as a percentage of Adjusted EBITDAX

Qualitative Performance Metrics
Compensation Committee Assessment of Various Key Factors	20%

Based on the Compensation Committee’s subjective evaluation of the Company’s performance achievements, considering key factors such as reserves replacement, finding and development costs, general and administrative expense management, and acquisition execution

The assessment of these qualitative metrics ensures alignment across the Company, provides evaluation of our performance on the advancement of objectives related to our strategy for 2020, and promotes long term focus.

For the Operating Margin component, the 2020 Bonus Program included a range of performance outcomes between the minimum and maximum objectives (the “Payout Range”), which are generally based on the Company’s approved budget and operating plan for the year. The Payout Range for the Operating Margin component for 2020 is set forth in the table below entitled “Performance Outcomes,” and is higher than the performance outcome actually achieved with respect to this metric in 2019, which was 14%. The minimum objective reflects the level of performance the Compensation Committee believes must be met before any payout is warranted. The maximum objective challenges management to achieve exceptional performance. For actual performance outcomes falling within the Payout Range, the Compensation Committee determines the actual amount earned for that metric using linear interpolation. The quantitative performance objective of Free Cash Flow Percentage is weighted 50%, and the full portion of this component is earned if the performance actually attained meets or exceeds the specified performance level. The Compensation Committee monitors our performance against the quantitative objectives and discusses progress against those objectives at each committee meeting.

The qualitative performance portion of the 2020 Bonus Program focuses on objectives with respect to key factors of importance to the Company and is meant to further motivate Named Executive Officers to pursue value creation and our long term strategy. Because of the qualitative nature of these metrics, success does not necessarily depend on achievement with respect to any particular factor; rather, success may be evaluated based on past norms, expectations, and responses to unanticipated obstacles or opportunities.

Payouts under the 2020 Bonus Program may range from 0% (for below minimum performance on all metrics) up to 100% of the maximum bonus goal (if performance exceeds the specified performance level or levels). These minimum and maximum payout limits are applied separately to each of the quantitative metrics as well as to the qualitative performance portion.

Magnolia did not make any mid-course adjustments to its 2020 Bonus Program metrics or objectives in response to the COVID-19 pandemic or the general industry downturn. In February 2021, the Compensation Committee evaluated the Company’s performance on the pre-established quantitative and qualitative performance metrics for 2020 and made the following determinations:

Performance Outcomes
Metric	Weight	Minimum	Payout Range			Maximum Weighted Outcome	Actual 2020 Result	Funding Result	Weighted Score
Operating Margin	30%	< 20%	Minimum 20%	ß-------à	Maximum 50%	0% to 30%	(102)%	0%	0%
			(December 2019 Operating Margin was 14%)
Free Cash Flow Percentage	50%	< 35%	ß---------- 35% or higher ---------à			0% or 50%	42%	100%	50%
			(December 2019 Free Cash Flow Percentage was 40%)
Qualitative Assessment	20%	n/a	n/a			0% to 20%	Significant Success	0%	0%
TOTAL	100%	—	—			—	—	—	50%

As shown in the table above, the Company met the specified performance level for one of its two quantitative performance metrics. Our results with respect to the Operating Margin metric fell well below the minimum specified in the Payout Range due primarily to the impact of significant commodity price deterioration in addition to a large impairment charge. While also impacted by the significant product price deterioration during the year, our results with respect to Free Cash Flow Percentage exceeded the specified performance level for 2020, maintaining the consistency of our business model and yielding full funding with respect to that portion of the 2020 Bonus Program awards.

With respect to the qualitative assessment, the Compensation Committee determined that the Company achieved significant success in a number of areas, including:

●	We successfully managed our drilling and completion program in response to dramatic product price volatility in a safe and effective manner and made significant strides in further de-risking our Giddings acreage position.
●	We successfully executed multi-well pad development at Giddings and reduced total well costs to $6.2 million per well by the end of 2020 compared to 2019 levels of $8.5 million per well.
●	We repurchased 4.5 million shares for a total of $28.6 million, representing almost 2% of the total shares outstanding.
●	We increased our proved reserves and lowered our finding and development (F&D) cost through an efficient organic drilling program.
●	We closed bolt on oil and gas transactions of $75 million, including approximately 9,500 net acres.
●	We successfully took over operational control of our assets and expanded our organizational capabilities via the recruitment of 94 new hires in 2020, including the hiring of 63 field employees and implementation of field systems, while maintaining high health, safety, and environmental (HSE) standards.
●	We successfully integrated business control functions and transitioned other functions into lower-cost models, including with respect to land, land administration, and accounts payable.

Despite these successes and in light of the significant decline in our financial performance during 2020, the Compensation Committee did not certify any payout with respect to the qualitative metrics and ultimately approved payouts under the 2020 Bonus Program equal to 50% of each Named Executive Officer’s maximum bonus goal. The actual amounts paid to our Named Executive Officers with respect to the 2020 Bonus Program are disclosed in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

Long Term Equity-Based Compensation

The Company maintains the Long Term Incentive Plan, which was effective upon the closing of the Business Combination. On March 10, 2021, the Board approved the Second Amendment to the Long Term Incentive Plan, subject to stockholder approval at the Annual Meeting. Please see “Proposal 3—Amendment to Long Term Incentive Plan to Increase the Number of Available Shares.” Each February, we grant our Named Executive Officers (other than Mr. Chazen) long term equity-based incentive awards under the Long Term Incentive Plan. The Compensation Committee determines the amount of these awards, as well as the mix of time - and performance-based awards.

2020 Awards

For 2020, the Compensation Committee determined that we should continue to utilize two types of long term equity-based incentive awards for the Named Executive Officers’ annual grants. Awards were granted to the Named Executive Officers (other than Mr. Chazen) on February 25, 2020 with (i) approximately 50% of the total award value in the form of RSUs subject to continued service vesting conditions, and (ii) approximately 50% of the total award value in the form of PSUs with a relative total stockholder return (“TSR”) metric. While the 2018 PSUs utilized certain pre-established stock price hurdles, the Compensation Committee determined that relative TSR was an appropriate performance metric for the 2019 and 2020 awards to align management with stockholder interests.

The awards granted to our Named Executive Officers in 2020 are set forth in the following table:

			2020 Annual Long Term Equity-Based Awards (3)
Named Executive Officer	Annual LTI Target (% of Base Salary) (1)	Annual LTI Amount (Dollar Value) (2)	RSUs	PSUs (at target)	Total Award
Stephen I. Chazen	n/a	n/a	n/a	n/a	n/a
Christopher G. Stavros	400%	$2,080,000	105,156	105,156	210,312
Timothy D. Yang	325%	$1,470,300	74,332	74,332	148,664
Steve F. Millican	270%	$814,320	41,168	41,168	82,336

(1)	The Compensation Committee reviewed long-term incentive award data for similarly situated executives in the 2020 Compensation Peer Group and approved new “Annual LTI Target” percentages for the Named Executive Officers (other than Mr. Chazen) for 2020. Based on the peer group data, a larger increase for Mr. Stavros was approved (from 300% to 400%), while smaller increases were determined to be appropriate for Messrs. Yang and Millican (25 percentage points and 20 percentage points, respectively).
(2)	This amount was determined by multiplying the “Annual LTI Target” percentage and the Named Executive Officer’s base salary rate in effect on February 25, 2020. Although this amount was used to determine the number of RSUs and PSUs awarded in 2020 (as described in footnote (3) below), the grant date fair value of the awards received in 2020 was less than this amount and was also less than the aggregate grant date fair value of the RSU and PSU awards that each Named Executive Officer received in 2019. See “Executive Compensation—2020 Summary Compensation Table.”
(3)	The total number of RSUs and PSUs (at target level) awarded to each Named Executive Officer was determined by dividing the officer’s “Annual LTI Amount” by $9.89, which was the 20 day average closing price of our Class A Common Stock for the period ending February 24, 2020.

The Compensation Committee believes that the RSU awards support sustaining and increasing stockholder value. Subject to the executive’s continued service with us, the 2020 RSUs will vest in three substantially equal annual installments commencing on the first anniversary of the vesting commencement date, which is February 25, 2020. If the vesting conditions are satisfied, then settlement in the form of our Class A Common Stock will occur within 60 days following the vesting date.

The Compensation Committee believes that the PSU awards provide additional alignment between the interests of management and stockholders and motivate management to increase Company performance. The PSUs granted in 2020 measure TSR relative to a peer group of companies (the “TSR Peer Group”) over a three year performance period commencing January 1, 2020 and ending December 31, 2022. Each PSU, to the extent earned, represents a contingent right to receive a share of Class A Common Stock, and the officer may earn between 0% and 150% of the target number of PSUs awarded.

The TSR Peer Group is comprised of the following 21 oil and gas exploration and production (“E&P”) companies in the S&P Oil & Gas Exploration & Production Select Industry Index with a market capitalization between $1.0 billion and $10.0 billion as of December 31, 2019. The Compensation Committee worked with FW Cook to determine appropriate adjustments to the TSR Peer Group for 2020:

2020 TSR Peer Group (1)
Apache Corporation	Devon Energy Corporation (2)	PDC Energy, Inc.
Cabot Oil & Gas Corporation	EQT Corporation	QEP Resources, Inc.
Callon Petroleum Corporation	Kosmos Energy Ltd.	Range Resources Corporation
Centennial Resource Development, Inc.	Matador Resources Company	SM Energy Company
Chesapeake Energy Corporation	Murphy Oil Corporation	Southwestern Energy Company
Cimarex Energy Co.	Oasis Petroleum, Inc.	Talos Energy Inc. (2)
CNX Resources Corporation	Parsley Energy, Inc.	WPX Energy, Inc.

(1)	The following companies were removed from the TSR Peer Group established for the 2019 awards: (a) Carrizo Oil & Gas, Inc., due to its acquisition by Callon Petroleum Corporation on December 20, 2019, (b) Jagged Peak Energy, Inc., due to its acquisition by Parsley Energy, Inc. on January 10, 2020, and (c) SRC Energy Inc., due to its acquisition by PDC Energy, Inc. on January 14, 2020. In addition, four peer companies—Antero Resources Corporation, Gulfport Energy Corporation, Noble Energy, Inc., and Whiting Petroleum Corporation—were removed due to changes in their relative size.
(2)	Represents new companies added to the TSR Peer Group for 2020.

In the event of the acquisition of one peer group member by another peer group member, the surviving, resulting, or successor entity will continue to be treated as a member of the TSR Peer Group, provided the common stock or similar equity security of such company is listed or traded on a national securities exchange through the last day of the performance period.

TSR is calculated as the change in stock price plus dividends over the performance period, assuming that the dividends were reinvested in the applicable company. At the end of the performance period, the companies in the TSR Peer Group, including the Company, will be arranged by their respective TSRs to determine relative TSR. Payout of the PSU awards is determined in accordance with the following schedule:

Level	Relative TSR Performance (Percentile Rank v. Peers)	Earned PSUs (% of Target)
< Threshold	< 30th percentile	0%
Threshold	30th percentile	50%
Target	50th percentile	100%
Maximum	≥ 80th percentile	150%

The percentage of the target number of PSUs that become earned PSUs for performance between threshold, target and maximum achievement levels will be calculated using linear interpolation. If the Company’s absolute TSR at the end of the performance period is negative, then the ultimate payout of the PSUs will be capped at target level, regardless of the Company’s actual percentile ranking for the performance period.

In addition to the TSR conditions, vesting of the PSUs is subject to the officer’s continued employment through the date of settlement of the PSUs (which will occur within 60 days following the conclusion of the performance period).

For treatment of the RSU and PSU awards in the event of an officer’s termination of employment or the occurrence of a change in control, please see “Executive Compensation—Potential Payments Upon Termination or a Change in Control.”

Performance of Outstanding PSUs

Magnolia did not make any adjustments to its outstanding PSU awards in response to the COVID-19 pandemic or the general industry downturn, as we believe that relative TSR metrics automatically self-adjust to changes in macro-conditions. With respect to the PSUs previously awarded in 2019, as of February 28, 2021, Magnolia’s relative TSR performance was above the 80th percentile; however, Magnolia’s absolute TSR is negative. If Magnolia’s TSR performance were to continue at this same level through the end of 2021, these 2019 PSUs would pay out at 100% of the target level, which is the cap if absolute TSR is negative. With respect to the PSUs awarded in 2020, as of February 28, 2021, Magnolia’s relative TSR performance was in the 42nd percentile. If Magnolia’s TSR performance were to continue at the same level through the end of 2022, these 2020 awards would pay out at approximately 80% of target.

Magnolia believes that sufficient time remains in the applicable performance periods that these awards continue to appropriately motivate our Named Executive Officers to enhance our TSR performance and create value for our stockholders.

Other Compensation

Severance and Change of Control Benefits

We have not entered into any employment agreements or severance or change of control arrangements with our Named Executive Officers. The only potential payments or benefits to our Named Executive Officers in connection with a termination of employment or change of control (other than pursuant to non-discriminatory benefit plans generally available to all of our salaried employees) are provided under the award agreements governing outstanding long term equity-based incentive awards. Please see “Executive Compensation—Potential Payments Upon Termination or a Change of Control” for more information.

Magnolia believes that post-termination payments or benefits such as accelerated equity award vesting allow management to focus their attention and energy on making the best objective business decisions that are in the interest of the Company without allowing personal considerations to cloud the decision-making process.

Other Benefits

We maintain a 401(k) plan where participating employees, including our Named Executive Officers, may receive from the Company a 5% matching contribution and a 3% non-elective contribution each year, subject to applicable compensation limitations.

The Named Executive Officers are eligible to receive health and wellness benefits, including medical, dental, life, and disability insurance, on the same basis as our other salaried employees.

We do not currently provide any perquisites and other personal benefits to our Named Executive Officers, other than reimbursement for the cost of an annual executive physical examination.

Setting Executive Compensation

Under its charter, the Compensation Committee administers and determines the parameters of our executive officer compensation program, including appropriate target levels and performance measures and the allocation between short term and long term compensation and cash and equity-based awards, in order to establish an overall compensation program it believes is appropriate for each Named Executive Officer. The Compensation Committee has primary authority for determining and approving incentive and equity-based compensation and our other executive compensation policies and practices to ensure adherence to our compensation philosophies and objectives. In making decisions, the Compensation Committee considers, among other factors:

●	Individual and Company performance relating to each Named Executive Officer’s position at the Company;
●	Alignment of Named Executive Officer compensation with short term and long term Company performance;
●	Competitiveness of compensation with Compensation Peer Group (as defined below) companies, internal pay equity among individuals with similar expertise levels and experience, and the unique skill sets of the individual;
●	Market demand for individuals with the Named Executive Officer’s specific expertise and experience;
●	Data and analysis provided by the Compensation Committee’s independent compensation consultant;
●	General industry compensation data; and
●	The Named Executive Officer’s background, experience, and circumstances, including prior related work experience and training.

The Compensation Committee generally seeks to provide total compensation to our Named Executive Officers (other than Mr. Chazen) that is competitive with the total compensation provided to similarly situated officers at companies within our Compensation Peer Group. However, the Compensation Committee retains discretion to allow for individual adjustments based on factors and considerations specific to the individual. The Compensation Committee annually evaluates our Chief Executive Officer and is solely responsible for determining his compensation package.

Each year, our Chief Executive Officer evaluates each of the other Named Executive Officers and makes compensation recommendations to the Compensation Committee considering input from FW Cook, performance against Company goals, and each Named Executive Officer’s individual performance and contributions to the Company.

Independent Compensation Consultant

Under its charter, the Compensation Committee has the sole discretion to retain or obtain advice from, oversee, and terminate any compensation consultant, legal counsel, or other adviser and is directly responsible for the appointment, compensation, and oversight of any work of any such adviser retained by the Compensation Committee. The Compensation Committee engaged FW Cook as its compensation consultant for evaluating officer compensation for 2020 and 2021.

During 2020, FW Cook presented materials to the Compensation Committee regarding current trends on executive pay for public companies in the oil and gas space. FW Cook also provided peer group review, benchmarking of Named Executive Officer and non-employee director compensation, and pre-proxy season assessment of anticipated proxy advisory firm evaluations. FW Cook assists in the design of incentive and other compensation programs and provides ongoing support with respect to regulatory and other considerations that affect compensation and benefit programs generally, as requested by the Compensation Committee.

FW Cook reports exclusively to the Compensation Committee. The Compensation Committee most recently reviewed FW Cook’s independence in August 2020 and determined that there were no conflicts of interest as a result of this engagement. Specifically, the Compensation Committee determined that FW Cook was an independent adviser based on the factors outlined by NYSE.

The Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis.

Compensation Peer Group

With the assistance of FW Cook, the Compensation Committee has established a Compensation Peer Group comprised of E&P companies that compete with us for executive talent and have comparable activity, scope of operations, and size. This group was developed taking into consideration metrics including revenue, market capitalization, assets, and earnings before interest, taxes, depreciation, and amortization (“EBITDA”), and the Compensation Committee selected companies so that Magnolia would rank at or close to the median of the Compensation Peer Group with respect to these key metrics. The screening criteria used also focuses on companies that are land-based oil and gas companies. The composition of the Compensation Peer Group is reviewed periodically.

In November 2019, the Compensation Committee asked FW Cook to review the Company’s Compensation Peer Group for continued appropriateness since the Company had been using the original Compensation Peer Group since it was adopted in connection with the Business Combination. Based on FW Cook’s screening process, the Compensation Committee adopted the Compensation Peer Group below for 2020. The Company is positioned between the median and the 75th percentile of the Compensation Peer Group for market capitalization and in the lower quartile for revenue, assets, and EBITDA.

2020 Compensation Peer Group (1)
Callon Petroleum Company	Jagged Peak Energy, Inc. (3)	QEP Resources, Inc. (5)
Centennial Resource Development, Inc.	Matador Resources Company	SM Energy Company
Cimarex Energy Co.	Oasis Petroleum, Inc.	SRC Energy Inc. (6)
CNX Resources Corporation (2)	Parsley Energy, Inc. (2)(4)	Whiting Petroleum Corporation
Comstock Resources, Inc. (2)	PDC Energy, Inc.	WPX Energy, Inc. (7)

(1)	Four companies were removed from the prior Compensation Peer Group: (a) Energen Corporation, which was acquired by Diamondback Energy, Inc. on November 29, 2018, (b) WildHorse Resource Development, which was acquired by Chesapeake Energy Corporation on February 1, 2019, and (c) Extraction Oil & Gas, Inc. and Laredo Petroleum, Inc. due to their low relative market capitalization.
(2)	Represents new companies added to the Compensation Peer Group for 2020. A total of eight companies met the financial screening criteria for addition to the group but five were subsequently eliminated due to their relative size or business model.
(3)	Jagged Peak Energy, Inc. was acquired by Parsley Energy, Inc. on January 10, 2020.
(4)	Parsley Energy, Inc. was acquired by Pioneer Natural Resources Company on January 12, 2021.
(5)	On December 21, 2020, QEP Resources, Inc. entered into a definitive agreement to be acquired by Diamondback Energy, Inc., and the transaction was approved by QEP’s stockholders on March 16, 2021, and is expected to be completed in the first quarter or early in the second quarter of 2021.
(6)	SRC Energy Inc. was acquired by PDC Energy, Inc. on January 14, 2020.
(7)	On January 7, 2021, WPX Energy, Inc. was acquired by Devon Energy Corporation in a merger of equals.

Other Policies and Practices

Anti - Hedging and Anti - Pledging Policy

Our Insider Trading Policy prohibits all Company employees and directors from engaging in hedging transactions with respect to our stock, including the prohibition of trading in any derivative security relating to our stock. In addition, our Insider Trading Policy prohibits holding Company securities in a margin account or, without the prior consent of the Board or the Audit Committee, pledging Company securities for a loan or other obligations.

Stock Ownership Guidelines

In December 2018, we adopted stock ownership guidelines that require officers to maintain consistent ownership of Magnolia stock based on a multiple of the executive’s annual base salary as set forth below:

Position	Ownership Requirement
Chief Executive Officer	10x base salary
Executive Vice Presidents	3x base salary
Senior Vice Presidents	2x base salary
Vice Presidents	1x base salary

Executives have up to five years to meet the stock ownership guidelines. Shares directly beneficially owned and unvested time-based restricted stock and RSUs are counted towards satisfying the guideline. An officer who has not yet attained the applicable ownership level is required to retain 50% of any shares received upon the vesting and settlement of long term equity-based incentive awards (determined after any reduction to pay income tax liabilities relating to the award). If the ownership requirement has not been attained within the five year period, then the officer will be required to retain 100% of any such after-tax shares. All of our Named Executive Officers are currently in compliance with the stock ownership guidelines. The Governance Committee is responsible for administering, amending, and interpreting the stock ownership guidelines.

Clawback Policy

Under our Corporate Governance Guidelines, the Board may seek to recover incentive compensation awarded to our executive officers where the payment or award was predicated upon the achievement of financial results that (i) are subsequently the subject of a material negative restatement of our financial statements, or (ii) are the product of misconduct or fraudulent activity and, in either case, a lower incentive payment would have been made to the executive officer based upon the restated financial results.

In addition, our Long Term Incentive Plan provides that all plan awards may be subject to our written clawback policies, including any policy we may adopt to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and any such policy may subject awards (and amounts paid or realized with respect to awards) to reduction, cancelation, forfeiture, or recoupment if certain specified events or wrongful conduct occur, including an accounting restatement due to our material noncompliance with financial reporting regulations. RSU and PSU awards granted to our Named Executive Officers also specifically provide that, to the extent required by applicable law or any Board policy, shares of stock issued under those awards are subject to forfeiture, repurchase, recoupment, and cancellation. Certain RSU and PSU awards also provide that, in the event an individual’s employment is terminated for “Cause,” all unpaid amounts, whether or not vested, subject to such award will terminate automatically and be forfeited. For these purposes, the applicable definition of Cause includes the individual’s breach of Magnolia’s code of conduct, commission of a felony or a crime involving moral turpitude, and other bad acts described more fully in the “Executive Compensation—Potential Payments Upon Termination or a Change of Control—Applicable Definitions” section of this proxy statement.

Compensation Risk Assessment

The Compensation Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us. With the assistance of FW Cook, in November 2020, the Compensation Committee reviewed and discussed the design features, characteristics, performance metrics, and approval mechanisms of total compensation for all employees, including salaries, our incentive bonus program, and long term equity-based compensation awards, to determine whether any of our practices or programs could create risks that are reasonably likely to have a material adverse effect on us. Based on this assessment, the

Compensation Committee determined that the following specific factors, in particular, reduce the likelihood of excessive risk-taking:

●	There is an appropriate balance between fixed and variable pay, cash and equity, and short and long term incentives.
●	Our compensation programs are designed to appropriately mitigate risk because (i) employees are in structured programs appropriately aligned with the risk profile and compensation strategy of the Company that have a market-based maximum earning opportunity, (ii) employee wealth creation is determined by sustained multi-year performance, not by a single year, and (iii) our independent directors may exercise judgment in determining payouts.
●	The Company has a strong process for administering its compensation programs, including (i) a Compensation Committee comprised of independent directors, and (ii) an independent compensation consultant that provides advice regarding market trends on compensation form, design, and amount.
●	The Company has adopted risk mitigating policies, such as executive stock ownership guidelines, a clawback policy, and anti-hedging and anti-pledging policies.

In light of the above, the Compensation Committee believes the various elements of our executive compensation programs sufficiently motivate our executives to act in the interests of Magnolia’s sustained long term growth and performance.

COMPENSATION COMMITTEE REPORT

The information contained in this Compensation Committee Report and references in this proxy statement to the independence of the Compensation Committee members shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference in such filing.

The Compensation Committee has reviewed and discussed with Magnolia’s management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K included in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by:

Compensation Committee of the Board of Directors

Dan F. Smith, chair
Arcilia C. Acosta
Edward P. Djerejian

EXECUTIVE COMPENSATION

2020 Summary Compensation Table

The following table sets forth information with respect to the compensation of our Named Executive Officers for the years ended December 31, 2018, December 31, 2019, and December 31, 2020:

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Stephen I. Chazen	2020	$236,538	—	—	—	$18,923	$255,462
Chairman, President and Chief	2019	$250,000	—	—	—	$20,000	$270,000
Executive Officer	2018	$104,167	—	—	—	$6,667	$110,834

Christopher G. Stavros	2020	$511,121	—	$1,425,915	$319,800	$22,800	$2,279,636
Executive Vice President and Chief	2019	$511,667	—	$1,646,129	$291,200	$22,400	$2,471,396
Financial Officer	2018	$208,333	$600,000	$4,100,625	—	$87,333	$4,996,291

Timothy D. Yang	2020	$445,310	—	$1,007,942	$278,226	$22,800	$1,754,278
Executive Vice President, General	2019	$445,150	—	$1,432,139	$253,400	$22,400	$2,153,089
Counsel and Corporate Secretary	2018	$120,462	$1,022,000	$3,645,000	—	$2,750	$4,790,212

Steve F. Millican	2020	$298,713	—	$558,238	$162,864	$22,800	$1,042,615
Senior Vice President, Operations	2019	$296,767	—	$795,624	$147,800	$22,400	$1,262,591
	2018	$48,333	$304,500	$1,731,125	—	$1,450	$2,085,408

(1)	For Messrs. Chazen, Stavros, and Yang, amounts reported in this column for 2020 include cash received in lieu of vacation in the amount of $4,808, $10,000, and $8,700, respectively.
(2)	The amounts shown for 2020 reflect the full aggregate grant date fair value of stock-based awards granted during 2020, computed in accordance with FASB ASC Topic 718, determined without regard to forfeitures, and do not reflect that actual value that may be recognized by each Named Executive Officer. On February 25, 2020, the Named Executive Officers (other than Mr. Chazen) received the following annual grants: (a) time-based RSUs with a grant date fair value per share of $7.42, which is the closing price of our Class A Common Stock on the grant date, and (b) PSUs subject to both continued service and TSR vesting conditions, with a grant date fair value per share of $6.14, which was determined using a Monte Carlo simulation based on the probable outcome of achieving the performance target. For assumptions made in the valuation of the awards reported in this column, see also Note 14—Stock Based Compensation to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. For a further description of these awards, see “Compensation Discussion and Analysis—2020 Compensation Decisions—Long Term Equity-Based Compensation.”
(3)	The amounts shown for 2020 reflect bonus payments made in March 2021 to the Named Executive Officers (other than Mr. Chazen) pursuant to our 2020 Bonus Program, which amounts were determined based on the Company’s achievements with respect to certain quantitative and qualitative performance objectives. See “Compensation Discussion and Analysis—2020 Compensation Decisions—Annual Incentive Program” for more information regarding the 2020 Bonus Program.
(4)	For 2020, “All Other Compensation” reflects Company-paid 401(k) plan matching and non-elective contributions.

Grants of Plan-Based Awards for the 2020 Fiscal Year

The following table sets forth information concerning grants of plan-based awards to the Named Executive Officers during the 2020 fiscal year for services performed in 2020. For a further description of these awards, including performance and service vesting conditions, see “Compensation Discussion and Analysis—2020 Compensation Decisions—Annual Incentive Program” and “—Long Term Equity-Based Compensation.”

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
Stephen I. Chazen	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Christopher G.	2/25/2020	$319,800	$639,600	$639,600	—	—	—	—	—
Stavros	2/25/2020	—	—	—	52,578	105,156	157,734	—	$645,658
	2/25/2020	—	—	—	—	—	—	105,156	$780,258

Timothy D.	2/25/2020	$278,226	$556,452	$556,452	—	—	—	—	—
Yang	2/25/2020	—	—	—	37,166	74,332	111,498	—	$456,398
	2/25/2020	—	—	—	—	—	—	74,332	$551,543

Steve F.	2/25/2020	$162,864	$325,728	$325,728	—	—	—	—	—
Millican	2/25/2020	—	—	—	20,584	41,168	61,752	—	$252,772
	2/25/2020	—	—	—	—	—	—	41,168	$305,467

(1)	Reflects possible cash payouts under our 2020 Bonus Program, which is administered pursuant to our Long Term Incentive Plan. There is no “Target” payout level under the 2020 Bonus Program; however, the “Target” level reported in this table reflects each participating Named Executive Officer’s maximum bonus goal percentage multiplied by the officer’s annual salary rate in effect on December 31, 2020 and is also the “Maximum” possible total bonus payment that each Named Executive Officer could receive, referred to as the maximum bonus goal. In other words, payouts under the 2020 Bonus Program can range from 0% up to 100% of a Named Executive Officer’s maximum bonus goal if performance meets or exceeds the maximum possible performance level for all performance metrics. The quantitative performance metric of Free Cash Flow Percentage is weighted 50%, and the full portion of this component is earned if the performance actually attained meets or exceeds the specified performance level. The amount that may be earned by each participating Named Executive Officer if only this specified performance level is attained is reported in the “Threshold” column above, although the minimum potential payout is zero. The specified performance objective for the quantitative performance metric of Operating Margin, which constitutes 30% of the award, is a range of performance outcomes. If the lowest specified outcome in the range is not achieved, then no amount will be paid with respect to this portion of the award. If the highest specified outcome in the range is achieved or exceeded, then the maximum amount attributable to that portion of the award will be paid. For actual performance outcomes falling within the range, the Compensation Committee determines the actual payout amount for that portion of the award using linear interpolation. There are no specified target performance levels with respect to the qualitative performance objective portion, which comprises 20% of the award. The amounts actually paid to the Named Executive Officers for 2020 with respect to the 2020 Bonus Program are disclosed in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.
(2)	Reflects the potential number of PSUs that may be earned with respect to the PSUs granted to the Named Executive Officers (other than Mr. Chazen) in 2020 under our Long Term Incentive Plan, which awards are subject to both continued service and TSR vesting conditions. The participating Named Executive Officers may earn from 0% to

150% of the target award based on our cumulative stockholder return relative to the TSR Peer Group for the performance period beginning January 1, 2020, and ending on December 31, 2022, with vesting occurring subject to continued employment or service through the date of settlement of the award. The “Threshold” level reported in this table is based on the lowest possible earned amount of 50%, although the minimum potential payout is zero. The “Maximum” level reported is based on the highest possible earned amount of 150%. The participating Named Executive Officers are eligible to accrue cash dividend equivalents with respect to PSUs that have not previously been forfeited or settled, which are paid (if at all) at the time the PSUs to which the dividend equivalents relate are settled, although we do not currently pay dividends.
(3)	Reflects the number of RSUs granted to the Named Executive Officers (other than Mr. Chazen) in 2020 for services performed in 2020 under our Long Term Incentive Plan, which awards are subject to continued service vesting conditions. These RSUs vest in substantially equal 1/3 installments on the first, second and third anniversaries of February 25, 2020, which is the vesting commencement date. The Named Executive Officers are eligible to accrue cash dividend equivalents with respect to RSUs that have not previously been forfeited or settled, which are paid (if at all) at the time the RSUs to which the dividend equivalents relate are settled, although we do not currently pay dividends.
(4)	Reflects the full aggregate grant date fair value of stock-based awards granted during 2020 for services performed in 2020, computed in accordance with FASB ASC Topic 718, determined without regard to forfeitures, and does not reflect the actual value that may be recognized by each Named Executive Officer. For the PSUs, the grant date fair value per share was $6.14, which is determined using a Monte Carlo simulation based on the probable outcome of achieving the performance target. For the RSUs, the grant date fair value was based on a per share price of $7.42, which is the closing price of our Class A Common Stock on the grant date. For assumptions made in the valuation of the awards, see also Note 14—Stock Based Compensation to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table provides information about our Named Executive Officers’ outstanding equity awards at December 31, 2020. See also “Potential Payments Upon Termination or a Change of Control” for additional information regarding the treatment of these awards upon certain terminations of employment or the occurrence of a change of control. Awards granted to Messrs. Stavros and Yang in 2018 were approved by the Compensation Committee to be granted immediately following the effectiveness of the Form S-8 registration statement for our Long Term Incentive Plan, which was filed with the SEC on October 5, 2018.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Stephen I. Chazen	n/a	n/a	n/a	n/a	n/a

Christopher G. Stavros	10/8/2018	37,501 (a)	$264,754	—	—
	10/8/2018	168,750 (b)	$1,191,375	—	—
	2/25/2019	41,633 (c)	$293,929	93,672 (i)	$661,324
	2/25/2020	105,156 (d)	$742,401	105,156 (ii)	$742,401

Timothy D. Yang	10/8/2018	24,999 (e)	$176,493	—	—
	10/8/2018	74,999 (b)	$529,493	—	—
	2/25/2019	36,221 (c)	$255,720	81,495 (i)	$575,355
	2/25/2020	74,332 (d)	$524,784	74,332 (ii)	$524,784

Steve F. Millican	11/7/2018	18,334 (f)	$129,435	—	—
	11/7/2018	82,500 (f)	$582,450	—	—
	2/25/2019	20,123 (c)	$142,068	45,275 (i)	$319,642
	2/25/2020	41,168 (d)	$290,646	41,168 (ii)	$290,646

(1)	Reflects the following awards made to the Named Executive Officers (other than Mr. Chazen) that were subject solely to continued service vesting conditions as of December 31, 2020:
a.	RSUs granted to Mr. Stavros on October 8, 2018, which vested or vest in three equal installments on August 1, 2019, 2020, and 2021, subject to his continued service through the vesting dates.
b.	PSUs that were granted to Messrs. Stavros and Yang on October 8, 2018. Under the terms of these PSU awards, Messrs. Stavros and Yang could earn from 0% to 150% of the target award if our closing stock price remained at or above certain levels for a specified number of days within any period of 20 consecutive trading days during the performance period commencing August 1, 2018 and ending July 31, 2021. The relevant performance condition to earn the “Maximum” amount of 150% of the target award was achieved on October 10, 2018. However, the awards remain subject to continued service vesting conditions, with vesting occurring: (i) in the case of Mr. Stavros, on the settlement date occurring within 60 days following the end of the performance period, and (ii) in the case of Mr. Yang, (A) with respect to 1/3 of the target number of PSUs, on the first anniversary of September 20, 2018, (B) with respect to 1/36 of the target number of PSUs, on the first day of each month thereafter through September 1, 2021, and (C) with respect to the remaining 50,000 PSUs (representing the “Maximum” earned shares above the target number), on September 20, 2021, in each case, subject to continued service through the vesting dates.
c.	RSUs granted to the Named Executive Officers (other than Mr. Chazen) on February 25, 2019, which vested or vest in three equal installments on March 1, 2020, 2021, and 2022, subject to continued service through the vesting dates.

d.	RSUs granted to the Named Executive Officers (other than Mr. Chazen) on February 25, 2020, which vested or vest in three equal installments on February 25, 2021, 2022, and 2023, subject to continued service through the vesting dates.
e.	RSUs granted to Mr. Yang on October 8, 2018, which vested or vest (i) with respect to 1/3 of the RSUs, on the first anniversary of September 20, 2018, and (ii) with respect to 1/36 of the RSUs, on the first day of each month thereafter through September 1, 2021, in each case, subject to his continued service through the vesting dates.
f.	RSUs granted to Mr. Millican on November 7, 2018, which vested or vest (i) in the case of the award of 55,000 RSUs, in three equal installments on November 1, 2019, 2020, and 2021, and (ii) in the case of the award of 82,500 RSUs, in full on November 1, 2021, in each case, subject to his continued service through the vesting dates.
(2)	Calculated by multiplying the number of RSUs or PSUs, as applicable, reported in the preceding column by the closing price of our Class A Common Stock on the NYSE on December 31, 2020, which was $7.06.
(3)	Reflects the following PSU awards made to the Named Executive Officers (other than Mr. Chazen):
i.	PSUs granted to the Named Executive Officers (other than Mr. Chazen) on February 25, 2019. The participating Named Executive Officers may earn from 0% to 150% of the target award granted based on our cumulative stockholder return relative to the TSR Peer Group for the performance period beginning January 1, 2019, and ending on December 31, 2021, with vesting occurring subject to continued employment or service through the date of settlement of the award. Pursuant to applicable SEC rules, the number of PSUs reported in the table above reflects 150% of the target number of awarded PSUs, which is the next higher performance level (maximum) based on our relative TSR performance for the performance period, assuming such period ended on December 31, 2020. If the performance period for these awards ended on December 31, 2020, our performance would place us in the 66th percentile as compared to the TSR Peer Group, and our absolute TSR would be negative. The terms of the PSU awards cap payout at 100%, regardless of performance, if our absolute TSR over the period is negative. The actual number of PSUs earned based on actual performance over the full performance period may be significantly less than the reported amount.
ii.

PSUs granted to the Named Executive Officers (other than Mr. Chazen) on February 25, 2020. The participating Named Executive Officers may earn from 0% to 150% of the target award granted based on our cumulative stockholder return relative to the TSR Peer Group for the performance period beginning January 1, 2020, and ending on December 31, 2022, with vesting occurring subject to continued employment or service through the date of settlement of the award. Pursuant to applicable SEC rules, the number of PSUs reported in the table above reflects 100% of the target number of awarded PSUs, which is the next higher performance level (target) based on our relative TSR performance for the performance period, assuming such period ended on December 31, 2020. If the performance period for these awards ended on December 31, 2020, our performance would place us in the 41st percentile as compared to the TSR Peer Group, and our absolute TSR would be negative. The terms of the PSU awards cap payout at 100%, regardless of performance, if our absolute TSR over the period is negative. The actual number of PSUs earned based on actual performance over the full performance period may be significantly less than the reported amount.

(4)	Calculated by multiplying the number of PSUs reported in the preceding column by the closing price of our Class A Common Stock on the NYSE on December 31, 2020, which was $7.06.

Stock Vested in the 2020 Fiscal Year

The following table contains information regarding the vesting during 2020 of RSUs and PSUs previously granted to our Named Executive Officers (other than Mr. Chazen):

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Stephen I. Chazen	n/a	n/a

Christopher G. Stavros	74,969	$446,767

Timothy D. Yang	99,267	$640,782

Steve F. Millican	36,845	$193,480

(1)	Reflects the gross number of shares acquired upon vesting of RSUs during 2020, without reduction for any shares withheld to satisfy applicable tax obligations. For Mr. Yang, the table also includes the vesting during 2020 of 33,335 PSUs awarded on October 8, 2018.
(2)	Represents the value of RSUs and PSUs that vested during 2020, calculated by multiplying (a) the number of RSUs or PSUs that vested, by (b) the closing price of our Class A Common Stock on the applicable vesting date or, if the vesting date is not a NYSE trading day, the next trading day.

Pension Benefits

Other than our 401(k) plan, we do not have any plan that provides for payments or other benefits at, following, or in connection with retirement to our Named Executive Officers.

Nonqualified Deferred Compensation

We do not have any plan that provides for the deferral of compensation by Named Executive Officers on a basis that is not tax qualified.

Potential Payments Upon Termination or a Change of Control

We have not entered into any employment agreements or severance or change of control arrangements with our Named Executive Officers. The only potential payments or benefits to our Named Executive Officers in connection with a termination of employment or change of control (other than pursuant to non-discriminatory benefit plans generally available to all our salaried employees) are provided under the award agreements governing outstanding long term equity-based incentive awards. Please see “Compensation Discussion and Analysis—2020 Compensation Decisions—Long Term Equity Based Compensation” and “—Other Compensation—Severance and Change of Control Benefits” for further discussion regarding these awards.

Restricted Stock Unit Awards

Under the RSU award agreements outstanding as of December 31, 2020, in the event a Named Executive Officer’s employment or service is terminated by us without Cause or the Named Executive Officer resigns for Good Reason, in either case, within 12 months following a Change of Control, outstanding RSUs will vest in full and be settled within 60 days. In the event that the successor company or a parent or subsidiary thereof does not assume the awards upon a Change of Control, the RSUs will vest in full upon the Change of Control and be settled within 60 days.

With respect to the 82,500 RSUs awarded to Mr. Millican in 2018, in the event his employment or service with the Company is terminated by the Company without Cause or due to his resignation for Good Reason, in either case, on or after November 1, 2019, Mr. Millican may earn a pro-rata portion of the RSUs equal to the total number of RSUs subject to the award, multiplied by a fraction, the numerator of which is the number of complete months that have elapsed between November 1, 2018 and the termination date, and the denominator of which is 36.

In the case of any other termination of employment by the Company or resignation by the Named Executive Officer prior to the applicable vesting date of an RSU award, all unvested RSUs are forfeited and cancelled. If a Named Executive Officer is terminated for Cause, all RSUs that have not been settled (whether vested or unvested) will be terminated and forfeited automatically.

Performance Share Unit Awards

Treatment of 2018 PSUs Based on Stock Price Performance

With respect to the PSUs granted to Messrs. Stavros and Yang in 2018, the relevant stock price performance condition to earn the “Maximum” amount of 150% of the target award was achieved on October 10, 2018. Mr. Yang’s PSU award provides for monthly vesting at the target level of performance or, if lower, at the actual performance level as of the applicable vesting date, following the first anniversary of the vesting commencement date, instead of three year cliff vesting like Mr. Stavros’s award.

Under these awards, upon a Change of Control occurring during the performance period, the PSUs will cease to be subject to the applicable performance goals and a number of PSUs equal to the greater of (i) the target number of PSUs or (ii) the percentage of the PSUs that are deemed to have been earned as of the Change of Control based on actual performance (the “Frozen PSUs,” which in the case of Mr. Yang, will be reduced by the cumulative number of PSUs that have been previously settled), will remain outstanding and will vest subject to satisfaction of the applicable continued service requirements in accordance with the vesting schedule set forth in the award agreement; provided that, if a Named Executive Officer’s employment or service is terminated by the Company without Cause or due to the officer’s resignation for Good Reason within 12 months following a Change of Control, the Frozen PSUs will vest in full upon such termination and be settled within 60 days. In the event that the successor company or a parent or subsidiary thereof does not assume the awards, the Frozen PSUs will vest in full upon the Change of Control and be settled within 60 days.

In the event the Named Executive Officer’s employment or service with the Company is terminated by the Company without Cause or due to the officer’s resignation for Good Reason, in either case, on or after the first anniversary of the vesting commencement date of the PSU award, the officer may earn a pro-rata portion of the PSUs equal to the maximum number of PSUs, (i) multiplied by a fraction, the numerator of which is the number of complete months that have elapsed between the vesting commencement date and the termination date and the denominator of which is 36, (ii) minus, in the case of Mr. Yang, the cumulative number of PSUs that have been previously settled prior to the date of such termination, in any case, with settlement to occur within 60 days following the termination date.

In the case of any other termination of employment by the Company or resignation by the Named Executive Officer prior to the applicable dates specified in the PSU awards, all unvested PSUs are forfeited and cancelled. If a Named Executive Officer is terminated for Cause, all PSUs that have not been settled (whether vested or unvested) will be terminated and forfeited automatically.

Treatment of 2019 and 2020 PSUs Based on Relative TSR Performance

Under the PSUs granted to the Named Executive Officers (other than Mr. Chazen) in 2019 and 2020, upon a Change of Control occurring during the performance period, the PSUs will cease to be subject to the applicable performance goals and a number of PSUs equal to the greater of (i) the target number of PSUs or (ii) the percentage of the PSUs that are deemed to have been earned as of the Change of Control based on actual performance (the “Frozen PSUs”) will remain outstanding and will vest subject to the Named Executive Officer’s continued service through the end of the original performance period; provided that, if a Named Executive Officer’s employment or service is terminated by the Company without Cause or due to the officer’s resignation for Good Reason within 12 months following a Change of Control, the Frozen PSUs will vest in full upon such termination and be settled within 60 days. In the event that the successor company or a parent or subsidiary thereof does not assume the awards, the Frozen PSUs will vest in full upon the Change of Control and be settled within 60 days.

If the Named Executive Officer’s employment or service is terminated by the Company without Cause or due to his resignation for Good Reason, in each case, following the end of the performance period, but prior to the date of settlement of the PSUs, then the Named Executive Officer will still receive payment with respect to earned PSUs on the date of settlement. In the case of any other termination of employment by the Company or resignation by the Named Executive Officer prior to the settlement date of the PSU award, all unvested and unpaid PSUs are forfeited and cancelled.

Applicable Definitions

For purposes of the RSU and PSU awards, the following terms are generally defined as set forth below:

“Cause” means (i) the officer’s material breach of the award agreement or any other written agreement between the officer and the Company or an affiliate or the officer’s breach of any applicable Company policy or code of conduct; (ii) the officer’s commission of an act of gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft, or embezzlement; (iii) the officer’s commission of, or conviction or indictment for, or plea of nolo contendere to, any felony (or state law equivalent) or any crime involving moral turpitude; or (iv) the officer’s willful failure or refusal, other than due to disability, to perform the officer’s obligations pursuant to the award agreement or to follow any lawful directive from the Company, as determined by the Company, which, if curable, remains uncured for 30 days after written notice is provided to the officer of the obligation to cure such actions or omissions.

“Good Reason” means the officer’s resignation within 90 days after any of the following events, unless the officer consents to the applicable event: (i) a material decrease in the officer’s base salary, other than a reduction in annual base salary of less than 10% that is implemented in connection with a contemporaneous reduction in annual base salaries affecting other senior executives of the Company; (ii) a material decrease in (a) the officer’s then-current title or position, or (b) authority or areas of responsibility as are commensurate with the officer’s then-current title or position; (iii) relocation of the officer’s principal work location to a location more than 50 miles from the officer’s then-current principal location of employment; or (iv) a material breach by the Company or an affiliate of the award agreement or any other material agreement. In order to trigger Good Reason, the officer must: (1) provide the Company, within 60 days of the officer’s knowledge of the occurrence of the alleged Good Reason event, written notice specifying the applicable facts and circumstances underlying such alleged Good Reason event; and (2) provide the Company with an opportunity to cure the same within 30 days after the receipt of such notice.

“Change of Control” generally means the occurrence of any of the following events: (i) the consummation of an agreement to acquire or a tender offer for beneficial ownership by any person of 50% or more of either the then outstanding shares of stock or the combined voting power of the then outstanding voting securities of the Company; (ii) as a result of or in connection with a contested election of directors, individuals who constitute the Board cease for any reason to constitute at least a majority of the Board; (iii) consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another entity in which we are not the surviving company; or (iv) approval by the stockholders of the Company of a complete liquidation or dissolution. A sale or acquisition of stock by the EnerVest investors does not constitute a Change of Control.

Quantification of Payments

The following table sets forth potential payments or benefits pursuant to the RSU and PSU awards upon certain terminations of employment or a Change of Control for each of the Named Executive Officers (other than Mr. Chazen, who does not hold any outstanding RSUs or PSUs). For all scenarios reflected in the table, the trigger event is assumed to occur on December 31, 2020, and the amounts for unvested RSUs and PSUs outstanding as of that date that are accelerated are calculated by multiplying the number of RSUs or PSUs by $7.06 (the closing price of our Class A

Common Stock on the NYSE on December 31, 2020). The actual amounts to be paid out in any scenario can only be determined at the time of a Named Executive Officer’s actual separation from the Company or when a Change of Control actually occurs.

Name	Change of Control (successor assumes awards)	Change of Control (successor does not assume awards)	Termination without Cause or for Good Reason within 12 months following a Change of Control	Termination without Cause or for Good Reason following First Anniversary of Grant Date
Stephen I. Chazen
RSUs	n/a	n/a	n/a	n/a
PSUs	n/a	n/a	n/a	n/a
Total	$0	$0	$0	$0

Christopher G. Stavros
RSUs	—	$1,301,084	$1,301,084	—
PSUs (1)	—	$2,211,331	$2,211,331	$959,715
Total	$0	$3,512,415	$3,512,415	$959,715

Timothy D. Yang
RSUs	—	$956,997	$956,997	—
PSUs (1)	—	$1,322,394	$1,322,394	$264,743
Total	$0	$2,279,391	$2,279,391	$264,743

Steve F. Millican
RSUs	—	$1,144,599	$1,144,599	$420,656
PSUs (1)	—	$439,796	$439,796	—
Total	$0	$1,584,395	$1,584,395	$420,656

(1)	The PSU amounts are calculated assuming a number of earned shares equal to (i) 150% of the target number of PSUs, in the case of PSUs granted in 2018, which is the level of performance previously achieved with respect to such awards on October 10, 2018, (ii) 100% of the target number of PSUs, in the case of PSUs granted in 2019, which is based on our TSR performance for the performance period, assuming such period ended on December 31, 2020, and (iii) 78% of the target number of PSUs, in the case of PSUs granted in 2020, which is based on our TSR performance for the performance period, assuming such period ended on December 31, 2020.

CEO PAY RATIO

As required by Item 402(u) of Regulation S-K, we are providing the following information:

	Total Compensation for 2020		CEO to Median Employee Pay Ratio
Chairman, President and Chief Executive Officer	$255,462	(1)	1.48 to 1
Median Employee	$172,585	(2)	(for every $1 earned by the Median Employee, our Chairman, President and Chief Executive Officer earns $1.48)

(1)	With respect to the total compensation of our Chairman, President and Chief Executive Officer, we used the amount reported for 2020 in the “Total” column of our 2020 Summary Compensation Table included in this proxy statement.
(2)	Total compensation for 2020 for our Median Employee was calculated by adding together the following elements of such employee’s compensation for fiscal year 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K: (a) the Median Employee’s salary paid during 2020, annualized to reflect the portion of the 2020 calendar year prior to the Median Employee’s hire date; (b) the Median Employee’s cash bonus compensation for fiscal year 2020; (c) the grant date fair value, calculated in accordance with FASB ASC Topic 718, of RSUs granted to the Median Employee during 2020; and (d) the amount of Company-paid contributions made on the Median Employee’s behalf to our 401(k) plan for 2020, annualized to reflect the portion of the 2020 calendar year prior to the Median Employee’s hire date. No amounts were included with respect to premiums or other amounts paid by us for health and welfare benefits under our non-discriminatory benefit plans.

For purposes of determining the 2020 pay ratio required by Item 402(u) of Regulation S-K, we used a different Median Employee from the Median Employee we originally selected for 2019 because we concluded that there were changes to our employee population in 2020 that may significantly change our pay ratio disclosure. Specifically, our total employee population consisted of 45 individuals as of December 31, 2019, which was our last Median Employee identification date, and, although permitted under SEC rules, we did not annualize compensation for employees who were not employed with us for the full fiscal year for purposes of our determination for 2019. As of December 25, 2020, which was the last pay date of 2020 and is our selected Median Employee identification date for purposes of this disclosure, our total employee population had increased to 130 employees, including 63 new field employees.

To identify the median of the annual total compensation for 2020 of our employees (excluding our Chairman, President and Chief Executive Officer), we did the following:

●	As of our selected Median Employee identification date of December 25, 2020 (the last day of the last pay period of the year), we determined that our employee population (including all full-time, part-time, temporary, and seasonal employees, other than our Chairman, President and Chief Executive Officer) consisted of 129 individuals located in the United States. We did not include any individuals classified by us as independent contractors or leased employees for payroll tax or employment law purposes as of December 25, 2020, and we did not include any individuals performing services for us pursuant to the Services Agreement.
●	We then used the amount of salary and other wages from our payroll records as reported to the Internal Revenue Service in box 5 of Form W-2 for fiscal year 2020, which amount was consistently applied for each of the 129 employees included in the calculation, to rank the compensation of all such employees. Because of the substantial number of newly hired employees for 2020, in making this determination, we elected to annualize the box 5 compensation (other than any one-time payments) of any full-time or part-time employees who did not work the full fiscal year.

The foregoing pay ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K and the SEC guidance promulgated thereunder.

EQUITY COMPENSATION PLAN INFORMATION

The table below provides information relating to our equity compensation plans as of December 31, 2020. Our only equity compensation plan is the Long Term Incentive Plan, which was originally approved by our stockholders on July 17, 2018. The number of securities reported in the last column as available for future issuance does not include any of the additional shares that stockholders are being asked to approve at the Annual Meeting. See “Proposal 3—Amendment to Long Term Incentive Plan to Increase the Number of Available Shares.”

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column) (#)
Equity compensation plans approved by security holders	2,832,026	n/a	8,282,160
Equity compensation plans not approved by security holders	n/a	n/a	n/a
TOTAL	2,832,026	n/a	8,282,160

(1)	Of the 2,832,026 shares of Class A Common Stock shown in the table above as securities to be issued upon exercise of outstanding options, warrants and rights, 1,708,638 were subject to RSUs and 1,123,388 were subject to PSUs (assuming the maximum number of shares subject to each award). For information regarding the current performance of our outstanding PSU awards, please refer to “Compensation Discussion and Analysis—2020 Compensation Decisions—Long Term Equity-Based Compensation—Performance of Outstanding PSUs.”
(2)	We have not granted any options under the Long Term Incentive Plan. RSU and PSU awards outstanding as of December 31, 2020 are not subject to exercise and do not have an exercise price.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934 and the related rules of the SEC, our stockholders have the opportunity to cast an advisory vote to approve the compensation of our Named Executive Officers as disclosed in this proxy statement. Based upon the outcome of our 2019 say-on-pay frequency vote, we will hold an annual advisory say-on-pay vote at our annual stockholder meeting each year until the next say-on-pay frequency vote, which, in accordance with applicable law, will occur no later than our Annual Meeting of Stockholders in 2025.

Advisory Say-on-Pay Vote

We believe Magnolia’s long term success depends in large measure on the talents of our officers and other employees. Our compensation system plays a significant role in our ability to attract, retain, and motivate the highest quality individuals. We further believe the compensation provided to our Named Executive Officers for 2020 appropriately links executive compensation to performance, aligning the interests of our executive officers and those of our stockholders. We encourage our stockholders to read the “Compensation Discussion and Analysis,” which describes the details of our executive compensation program and the decisions made by the Compensation Committee in 2020.

We value the feedback provided by our stockholders. We have discussions with many of our stockholders on an ongoing basis regarding various corporate governance topics, including executive compensation, and consider the views of stockholders regarding the design and effectiveness of our executive compensation program.

We ask that you cast your vote to endorse Magnolia’s executive compensation program through the following resolution:

“RESOLVED, that the compensation paid to Magnolia’s Named Executive Officers, as disclosed in the 2021 proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The above say-on-pay vote is being provided pursuant to SEC regulations. While this vote does not bind the Company, the Board, or the Compensation Committee to any particular action, we value the input of the stockholders and will take into account the outcome of this vote in considering future compensation arrangements.

Vote Required; Recommendation

Approval of this Proposal requires the affirmative vote of a majority of the votes cast by holders of outstanding shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote thereon at the Annual Meeting, voting as a single class. An abstention from voting will have no effect on the outcome of the vote on this Proposal. Broker non-votes also have no effect on the outcome.

THE BOARD RECOMMENDS THAT THE CLASS A AND CLASS B STOCKHOLDERS, VOTING AS A SINGLE CLASS, VOTE “FOR” THE APPROVAL OF THIS PROPOSAL.

PROPOSAL 3: AMENDMENT TO LONG TERM INCENTIVE PLAN

TO INCREASE THE NUMBER OF AVAILABLE SHARES

At the Annual Meeting, the stockholders will be asked to approve the Second Amendment (the “Amendment”) to the Magnolia Oil & Gas Corporation Long Term Incentive Plan, as amended from time to time (the “Long Term Incentive Plan”), to increase the number of shares of our Class A Common Stock reserved for issuance thereunder by 5,000,000 shares. As described in greater detail below, we believe that adoption and approval of the Amendment is advisable in order to ensure that we have an adequate number of shares available in connection with our compensation programs, due in significant part to the substantial increase in our employee population as a result of our decision to terminate the Services Agreement.

Background of Proposal

In March 2021, the Compensation Committee recommended to the Board that it approve, and the Board subsequently approved, the adoption of the Amendment, subject to the approval of our stockholders. If approved by stockholders, the Amendment will be effective as of May 4, 2021, and will increase the maximum total number of shares of Class A Common Stock that the Company may issue under the Long Term Incentive Plan by 5,000,000, from 11,800,000 to 16,800,000 shares. The Amendment also revises the share recycling provisions of the Long Term Incentive Plan to prohibit liberal share recycling with respect to stock options and stock appreciation rights but to permit share recycling with respect to all shares used to satisfy tax obligations related to full value awards. The Long Term Incentive Plan is the Company’s only compensation plan under which equity-based awards may be made.

As outlined in the “Compensation Discussion and Analysis” section of this proxy statement, the use of stock-based awards under the Long Term Incentive Plan has been a key component of our compensation program since its original adoption and approval by stockholders, effective July 17, 2018, and is critical to Magnolia’s ability to attract and retain highly qualified individuals. Magnolia’s successful operation and its ability to create long-term value for stockholders depend on the efforts of our directors, officers, and employees, and Magnolia believes that it is in our best interest for those individuals to have an ownership interest in us to reinforce a long-term perspective and to align the interests of directors, officers, and employees with those of our stockholders. To date under the Long Term Incentive Plan, the only awards Magnolia has granted have been full value awards in the form of restricted stock units (“RSUs”), performance share units (“PSUs”), performance restricted stock units (“PRSUs”) and cash awards subject to certain performance conditions pursuant to our annual bonus program (“Annual Bonus Awards”). In 2020, over 62% of Magnolia’s total equity awards were granted to employees other than the Named Executive Officers.

Magnolia believes, based on consultations with the Compensation Committee’s independent compensation consultant FW Cook, that approval of the Amendment will give it the flexibility to continue to make stock-based grants and other awards over at least the next seven years in amounts determined appropriate by the Compensation Committee; however, this timeline is simply an estimate used to determine the number of shares requested under the Long Term Incentive Plan, and future circumstances may require a change to expected equity grant practices. These circumstances include, but are not limited to, the future price of our Class A Common Stock, award levels and amounts provided by Magnolia’s competitors, and our hiring activity over the next few years. We have agreed with Mr. Chazen, our Chairman, President and Chief Executive Officer, that, at this time, he will not participate in our equity-based compensation programs and, to date since the original adoption of the Long Term Incentive Plan, we have not granted any compensatory awards under the Long Term Incentive Plan to Mr. Chazen. Due to his substantial personal holdings in our Class A Common Stock, the Compensation Committee believes he is appropriately aligned with stockholder interests and motivated to drive successful performance outcomes for our Company. During 2020, Mr. Chazen purchased 10,538 additional shares of our Class A Common Stock pursuant to our fair market value Stock Purchase Program, which is a sub-plan adopted under the Long Term Incentive Plan. It is our practice to grant awards to employees (other than Mr. Chazen) at the beginning of the year as part of each employee’s compensation package, and, due to volatility in our stock price, awards granted under the Long Term Incentive Plan in 2020 involved a higher number of shares to employees than in years past. In addition, during 2020, Magnolia decided to terminate the Services Agreement and to transition previously outsourced functions in-house. As a result, we approximately tripled our workforce in 2020, growing from 45 to 136 employees, which increased the number of shares awarded in 2020 and projections for future years.

The table below sets forth, as of March 5, 2021, information regarding outstanding awards and shares remaining available for delivery under the Long Term Incentive Plan:

Total Number of Unvested Full Value Awards Outstanding (1)	3,792,226
Total Number of Stock Options and SARs Outstanding	0
Total Number of Shares Remaining Available under the Long Term Incentive Plan (2)	7,078,635

(1)	Includes shares subject to outstanding RSUs, PSUs and PRSUs (in each case as applicable, assuming the maximum payout level).
(2)	Shares remaining available under the Long Term Incentive Plan will continue to be available for grant under the Long Term Incentive Plan following the Annual Meeting, regardless of whether the Amendment is approved by stockholders.

As noted in the table above, as of March 5, 2021, 7,078,635 shares remained available for future awards under the Long Term Incentive Plan. If the Amendment is approved, as of May 4, 2021, the effective date of the Amendment, a total of 12,078,635 shares (comprised of the 7,078,635 shares that remained available for future awards as of March 5, 2021, plus the newly added 5,000,000 shares), less any shares subject to awards granted between March 5, 2021 and May 4, 2021, will be available for future awards under the Long Term Incentive Plan (subject to the terms of the Long Term Incentive Plan, including adjustments for changes in capitalization and the share counting and recycling provisions).

The closing market price of Magnolia’s Class A Common Stock as of March 5, 2021, the Record Date for the Annual Meeting, was $12.84 per share, as reported on the NYSE. As of March 5, 2021, the total number of shares of Magnolia’s outstanding Common Stock was 243,639,479. Magnolia’s current dilution (which is the sum of (1) the number of shares available for future awards under the Long Term Incentive Plan and (2) shares covered by awards outstanding as of March 5, 2021, divided by the total number of shares of Magnolia’s Common Stock outstanding) is 4.5%. If the Amendment is approved, the potential dilution from issuances authorized under the Long Term Incentive Plan will increase to 6.5%. While we are aware of the potential dilutive effect of compensatory equity awards, Magnolia also recognizes the significant motivational and performance benefits of such awards and believes that the requested shares under the Amendment represent a reasonable amount of potential dilution over the expected timeline.

The Amendment will not be implemented unless approved by stockholders. If the Amendment is not approved by stockholders, the Long Term Incentive Plan will remain in effect in its present form and Magnolia will continue to grant awards thereunder until the share reserve is exhausted. As a result, if the Amendment is not approved, Magnolia will be limited in its ability to make further long-term equity incentive awards to its employees and directors because NYSE requires stockholder approval to issue shares of common stock for compensatory purposes, and we may have to provide compensation through other means, including in the form of cash or solely cash-settled awards, which would not provide the same benefits as equity-based awards and would limit cash available for other purposes. If our stockholders approve this proposal, we intend to file, pursuant to the Securities Act of 1933, a registration statement on Form S-8 to register the additional 5,000,000 shares available for issuance under the Long Term Incentive Plan.

Description of the Material Terms of the Long Term Incentive Plan

The following is a description of the principal features of the Long Term Incentive Plan, as proposed to be amended by the Amendment. This description does not purport to be complete and is qualified in its entirety by reference to the full text of (i) the Long Term Incentive Plan, set forth in Exhibit 10.6 to our Current Report on Form 8-K/A, filed with the SEC on August 6, 2018, (ii) the First Amendment thereto, set forth in Exhibit 10.25 to our Annual Report on Form 10-K, filed with the SEC on February 23, 2021, and (iii) the Second Amendment thereto, which can be found by reference to Appendix A to this proxy statement. Capitalized terms used in this description, but not otherwise defined, have the meanings given to them in the Long Term Incentive Plan.

Key Features of the Long Term Incentive Plan. Key features of the Long Term Incentive Plan that are designed to protect stockholder interests and reflect our compensation philosophy include:

●	No grants of below-market or discounted stock options or stock appreciation rights (“SARs”);
●	No repricing of stock options or SARs without stockholder approval;
●	Prohibitions on liberal share recycling of stock options and SARs;
●	Limitations on the maximum amount of compensation, including awards under the Long Term Incentive Plan, that may be payable to non-employee members of the Board during any calendar year;
●	No automatic award grants to any eligible individual and no “evergreen” features providing automatic increases in the number of shares available under the Long Term Incentive Plan;
●	No payment of dividends or dividend equivalents on stock options or SARs;
●	Awards are subject to potential reduction, cancelation, forfeiture, recoupment or other clawback under certain specified circumstances; and
●	Awards are generally non-transferrable, except to an award recipient’s immediate family member, pursuant to a qualified domestic relations order or by will or the laws of descent and distribution.

Purpose. The purpose of the Long Term Incentive Plan is to enhance Magnolia’s growth by attracting, retaining, and motivating qualified persons as employees, directors, and consultants through affording such individuals a means to acquire and maintain stock ownership or awards, the value of which is tied to Magnolia’s performance.

The Company may achieve the Long Term Incentive Plan’s purpose by granting awards under the plan, including the grant of (i) restricted stock awards (“Restricted Stock Awards”), (ii) restricted stock units (“RSUs”), (iii) incentive stock options intended to comply with Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) (“Incentive Options”), (iv) stock options that do not qualify as Incentive Options (“Nonstatutory Options” and, together with Incentive Options, “Options”), (v) stock appreciation rights (“SARs”), (vi) awards of vested stock (“Stock Awards”), (vii) awards in lieu of or in exchange for other awards or obligations (“Substitute Awards”), (viii) dividend equivalents (“Dividend Equivalents”), (ix) other awards related to our Class A Common Stock (“Other Stock-Based Awards”), including our fair market value Stock Purchase Program, (x) cash awards (“Cash Awards”), (xi) awards tied to performance (“Performance Awards”), or (xii) any combination of such awards (collectively referred to as “Awards”).

Administration. The Board has appointed the Compensation Committee to administer the Long Term Incentive Plan, except in the event the Board chooses to act under the Long Term Incentive Plan. The Compensation Committee and, if applicable, the Board are referred to herein as the “Committee.” Unless otherwise determined by the Board, the Committee will consist of two or more directors who qualify as “nonemployee directors” within the meaning of Rule 16b-3(b)(3) of the Securities Exchange Act of 1934 (“Rule 16b-3”) and “independent” under applicable NYSE listing standards or rules, to the extent such independence is required in order to take the action at issue. Unless otherwise limited by the Long Term Incentive Plan, Rule 16b-3, or provisions of the Code or other applicable laws, the Committee has broad discretion to administer the Long Term Incentive Plan, interpret its provisions, and adopt policies for implementing the Long Term Incentive Plan. This discretion includes the power to determine when and to whom Awards will be granted, determine the form and amount of such Awards, prescribe and interpret the terms and provisions of each Award agreement (the terms of which may vary), modify, waive or adjust any terms or conditions of an Award, delegate duties under the Long Term Incentive Plan, and execute all other responsibilities permitted or required under the Long Term Incentive Plan. Any action of the Committee is final, conclusive, and binding on all persons.

Eligibility. Any individual who provides services to the Company or to its affiliates, including employees, officers, consultants, and non-employee directors (each, an “Eligible Person”), is generally eligible to participate in the Long Term Incentive Plan and receive Awards at the Committee’s discretion. An employee on leave of absence may be an Eligible Person. Eligible Persons to whom Awards are granted under the Long Term Incentive Plan are referred to as “Participants” (this term includes any individual granted an Award that remains outstanding, even if that individual is no longer an Eligible Person). As of March 5, 2021, we had 6 non-employee directors, 4 executive officers, no consultants, and approximately 154 other employees who were eligible to participate in the Long Term Incentive Plan.

Number of Shares. Approval of the Amendment would increase the number of shares of Class A Common Stock available for Awards under the Long Term Incentive Plan by 5,000,000 shares. Accordingly, assuming the Amendment is approved, the maximum aggregate number of shares of Class A Common Stock that may be issued pursuant to any and all Awards under the Long Term Incentive Plan shall not exceed, since the plan’s original inception, 16,800,000 shares (which maximum aggregate number of shares is comprised of the 11,800,000 shares previously reserved and available under the Long Term Incentive Plan plus an additional 5,000,000 shares that shall be reserved and available as of May 4, 2021), subject to adjustment due to recapitalization or reorganization as provided under the Long Term Incentive Plan.

The shares to be delivered under the Long Term Incentive Plan shall be made available from authorized but unissued shares, shares held in the treasury of the Company, or previously issued shares reacquired by the Company, including shares purchased on the open market. No more than 16,800,000 shares of Class A Common Stock will be available for issuance in connection with Incentive Options.

If all or any portion of an Award expires or is cancelled, forfeited, exchanged, settled in cash or otherwise terminated without the actual delivery of shares (shares subject to Restricted Stock Awards will not be considered “delivered shares” for this purpose), the shares subject to such Award (including shares forfeited with respect to Restricted Stock Awards and the number of shares withheld or surrendered to the Company in payment of taxes other than with respect to Options and SARs) will again be available for delivery pursuant to Awards under the Long Term Incentive Plan; provided, that (a) the number of shares tendered or withheld in payment of the exercise price of any Option or SAR or taxes relating to an Option or an SAR, (b) shares that were subject to an Option or SAR but were not issued or delivered as a result of the net settlement or net exercise of such Option or SAR, and (C) shares repurchased on the open market with the proceeds of an Option’s exercise price will not, in each case, be available for future Awards under the Long Term Incentive Plan. If an Award may be settled only in cash, such Award is not counted against the share limitations.

The fair market value of the Class A Common Stock on a given date will be the closing price of the Class A Common Stock, as reported on the NYSE on that date or, if no sales occur on such date, on the last preceding date on which such sales are so reported. There are no fees, commissions, or other charges applicable to a purchase of Class A Common Stock under the Long Term Incentive Plan.

Non-Employee Director Limitations. In each calendar year, the aggregate amount of compensation, including cash compensation and the aggregate value of Awards on the date of grant (multiplied by the number of full or partial fiscal or calendar years in any applicable performance period), payable to a non-employee member of the Board in respect of services performed in any calendar year may not exceed $500,000; provided, that for the calendar year in which the non-employee member first commences service on the Board, the foregoing limitation shall be doubled to $1,000,000.

Types of Awards

Restricted Stock Awards. A Restricted Stock Award is a grant of shares of Class A Common Stock subject to a risk of forfeiture, restrictions on transferability, and any other restrictions imposed by the Committee in its discretion. Except as otherwise provided under the terms of the Long Term Incentive Plan or an Award agreement, the holder of a Restricted Stock Award may have rights as a stockholder, including the right to vote the Class A Common Stock subject to the Restricted Stock Award or to receive dividends on the Class A Common Stock subject to the Restricted Stock Award (subject to any mandatory reinvestment or other requirements imposed by the Committee). Class A Common Stock distributed to a holder of a Restricted Stock Award in connection with a stock split or stock dividend, and other property (other than cash) distributed as a dividend, will be subject to restrictions and a risk of forfeiture to the same extent as the

Restricted Stock Award with respect to which such Class A Common Stock or other property has been distributed. During the restricted period, the shares subject to the Restricted Stock Award may not be sold, transferred, pledged, hypothecated, margined, or otherwise encumbered by the Participant.

Restricted Stock Units. RSUs are rights to receive Class A Common Stock, cash, or a combination of both at the end of a specified period. The Committee may subject RSUs to restrictions (which may include a risk of forfeiture) to be specified in the Award agreement, and those restrictions may lapse at such times determined by the Committee. Settlement of vested RSUs shall occur upon vesting or upon expiration of the deferral period for such RSUs as specified by the Committee. RSUs may be satisfied by delivery of Class A Common Stock, cash equal to the fair market value of the specified number of shares of Class A Common Stock covered by the RSUs, or any combination thereof determined by the Committee at the date of grant or thereafter.

Options. The Committee may grant Options to Eligible Persons, including Incentive Options and Nonstatutory Options. The exercise price of each Option will be stated in the Option agreement and must not be less than the greater of (a) the par value per share of Class A Common Stock or (b) 100% of the fair market value per share of the Class A Common Stock as of the date of grant (or in the case of an Incentive Option granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any affiliate, 110% of the fair market value per share of the Class A Common Stock as of the date of grant). Options may be exercised as the Committee determines, but not later than ten years from the date of grant (or in the case of an Incentive Option granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its affiliate, for a period of no more than five years following the date of grant). With respect to a grant of Incentive Options, a Participant must be an employee of the Company (or a parent or subsidiary corporation thereof), and Incentive Options will not be granted more than ten years after the earlier of the adoption of the Long Term Incentive Plan or its approval by the stockholders of the Company. The Committee will determine the methods and form of payment for the exercise price of an Option (including payment in shares of Class A Common Stock, other Awards, net settlement, broker assisted exercise, or other property) and the methods and forms in which Class A Common Stock will be delivered to a Participant.

Stock Appreciation Rights. A SAR is the right to receive an amount equal to the excess of the fair market value of one share of Class A Common Stock on the date of exercise over the grant price. SARs may be awarded in connection with or separate from an Option. SARs awarded in connection with an Option are exercisable only to the extent the related Option is exercisable and will entitle the holder, upon exercise, to surrender the related Option or portion thereof relating to the number of shares for which the SAR is exercised. SARs granted independently of an Option will be exercisable as the Committee determines. The grant price for a SAR will not be less than the greater of (a) the par value per share of Class A Common Stock or (b) 100% of the fair market value per share of the Class A Common Stock as of the date of grant. The term of a SAR will be for a period determined by the Committee but no SAR may be exercisable for a period of more than ten years following the date of grant. SARs may be paid in cash, Class A Common Stock or a combination of cash and Class A Common Stock, as the Committee provides in the Award agreement.

Stock Awards. The Committee is authorized to grant Stock Awards as a bonus, as additional compensation, or in lieu of cash or other compensation an Eligible Person is otherwise entitled to receive, in such amounts and subject to such other terms as the Committee in its discretion determines to be appropriate.

Substitute Awards. The Committee may grant Substitute Awards in substitution or exchange for any other award granted under the Long Term Incentive Plan or any other right of an Eligible Person to receive payment from the Company or an affiliate. Substitute Awards may also be granted in substitution for awards held by individuals who become Eligible Persons as a result of certain business transactions; provided that such Substitute Awards that are Options or SARs may have an exercise price per share that is less than the fair market value of a share of Class A Common Stock on the date of substitution if the substitution complies with Section 409A of the Code and other applicable laws and exchange rules.

Dividend Equivalents. Dividend Equivalents may be granted, entitling a Participant to receive cash, Class A Common Stock, other Awards, or other property equal in value to dividends or other distributions paid with respect to a specified number of shares of Class A Common Stock. Dividend Equivalents may be awarded on a freestanding basis or in connection with another Award (other than an Option, SAR, Restricted Stock Award or Stock Award). The Committee

may provide that Dividend Equivalents will be paid or distributed when accrued or at a later specified date and, if distributed at a later date, may be deemed reinvested in additional Class A Common Stock, Awards, or other investment vehicles or accrued in a bookkeeping account without interest, and subject to any restrictions on transferability and risks of forfeiture as the Committee may specify. RSU and PSU awards granted in 2020 and prior years provide for Dividend Equivalents that are subject to the same restrictions and risks of forfeiture as the Award with respect to which the dividends accrue, and such Dividend Equivalents may not be paid unless and until the Award has vested and been earned, although we do not currently pay dividends.

Other Stock-Based Awards. Participants may be granted other Awards that may be denominated or payable in, valued by reference to, or otherwise based on or related to, Class A Common Stock. Such Awards may include, but are not limited to, convertible or exchangeable debt securities, other rights convertible or exchangeable into Class A Common Stock, purchase rights for Class A Common Stock, Awards with value and payment contingent upon the Company’s performance, and Awards valued by reference to the value of Class A Common Stock or of securities of or the performance of specified affiliates. The Committee will determine the terms and conditions of all such Awards.

Stock Purchase Program. The Stock Purchase Program is a sub-plan of the Long Term Incentive Plan, effective May 1, 2020, that provides an opportunity to purchase Class A Common Stock from the Company at fair market value and is not intended to qualify under Section 423 of the Code. The maximum aggregate number of shares that may be sold under the Stock Purchase Program for all offering periods is 250,000, subject to adjustment as provided under the Long Term Incentive Plan. An Eligible Person who is an employee on the first day of an offering period is eligible to receive purchase rights and may elect to participate in the offering period by submitting, during the applicable submission period, a written election authorizing payroll deductions. The Committee determines the duration of the purchase periods, which may not exceed 24 months. Purchase rights are automatically exercised on each purchase date to buy a number of shares equal to the Participant’s accumulated payroll deductions for the offering period, divided by the closing price per share of Class A Common Stock on the purchase date, rounded down to the nearest full share. A Participant in the Stock Purchase Program may not withdraw from the Stock Purchase Program during an offering period, and termination of employment results in the automatic termination of any outstanding purchase rights and the refund, without interest, of any unused payroll deductions. This description does not purport to be a complete description of all of the provisions of, and is qualified in its entirety by reference to the full text of, the Stock Purchase Program, which is set forth in Exhibit 10.2 to our Quarterly Report on Form 10-Q, filed with the SEC on May 11, 2020.

Cash Awards. Cash Awards may be granted on a freestanding basis or as a supplement to, or in lieu of, any Awards under the Long Term Incentive Plan in such amounts and subject to such other terms (including the achievement of performance goals and/or future service requirements) as the Committee in its discretion determines to be appropriate.

Performance Awards; Business Criteria. The Committee may designate that any Award under the Long Term Incentive Plan shall constitute a Performance Award. The Company has previously granted Performance Awards in the form of PSUs, PRSUs and Annual Bonus Awards. The Committee is authorized to use such business criteria and other measures of performance as it may deem appropriate in establishing any performance goals applicable to a Performance Award, and any such performance goals may differ among Awards granted to any one Participant or to different Participants. To date, the Company has utilized and may continue to utilize various performance goals with respect to Performance Awards, including performance goals related to operating margin, free cash flow percentage, organic reserves replacement, organic finding and development costs, general and administrative expense management, acquisition execution, stock price hurdles, and total stockholder return. In addition, one or more of the following business criteria may be used by the Committee in establishing performance goals for Performance Awards, including PSUs, PRSUs and Annual Bonus Awards that have not yet been paid or awarded: (i) revenue or operating income metrics; (ii) cash flow or economic value added metrics; (iii) metrics tied to return on assets, investment, capital, or equity; (iv) earnings or operating profit metrics; (v) equity, net worth, capitalization, budget or other balance sheet goals; (vi) metrics related to debt, financings or improvement of financial ratings; (vii) production metrics related to oil, gas, natural gas liquids or any combination thereof; (viii) metrics related to market share; (ix) reserves, drilling, exploration, equipment utilization, or well-related metrics; (x) metrics related to costs, expenses, or capital expenditures or efficiency; (xi) net asset value metrics; (xii) metrics related to stock price, appreciation, earnings per share, stockholder return, or dividends or dividend growth; (xiii) metrics related to business improvement or capital projects or deliverables; (xiv) working capital metrics; (xv) research or development program metrics; (xvi) metrics tied to sales, pricing, business expansion, or corporate development; (xvii) performance against environmental, ethics, safety, or sustainability targets; (xviii) human resources management targets; (xix) metrics tied to strategic transactions, alliances, or initiatives or other goals relating to acquisitions or divestitures; (xx) metrics related to regulatory matters, legal compliance, or risk reduction; or (xxi) any combination or derivative of the foregoing. Performance goals may be in respect of individual performance or performance of the Company, any of its subsidiaries or divisions, or any combination thereof. Performance goals may be absolute or relative, expressed in terms of a progression within a specified range or as a ratio, and/or determined before or after certain adjustments as determined to be appropriate by the Committee and set forth with reasonable particularity in connection with the establishment of such performance goals.

Other Provisions

Tax Withholding. The Company is authorized to withhold from any Award or any payment relating to an Award amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company to satisfy any withholding or other tax obligations related to an Award. The Committee will determine, in its sole discretion, the form of payment acceptable for such tax withholding obligations, including, without limitation, the delivery of cash or cash equivalents, Class A Common Stock (including previously owned shares, net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares subject to the Award), or any other legal consideration the Committee deems appropriate. If such tax obligations are satisfied through net settlement or previously owned shares, the maximum number of shares that may be withheld (or surrendered) will be the number of shares that have an aggregate fair market value on the date of withholding or repurchase equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, foreign and/or local tax purposes that may be utilized without creating adverse accounting treatment with respect to such Award, as determined by the Committee.

Merger or Recapitalization. In the event of certain changes to the Company’s capital structure or business or any other corporate transaction that would be considered an equity restructuring, appropriate adjustments will be made by the Committee as to the number and kind of shares subject to outstanding Awards and the number and kind of shares available for issuance under the Long Term Incentive Plan, the terms and conditions of Awards (including purchase price, exercise price and performance goals), and any limitations on the number of Awards that may be granted to particular classes of Eligible Persons.

Change of Control or Similar Events. Upon the occurrence of a “Change of Control” (please refer to “Executive Compensation—Potential Payments Upon Termination or a Change of Control—Applicable Definitions” for the meaning of such term as defined in the Long Term Incentive Plan) or other similar events impacting the Company or the Class A Common Stock, the Committee may adjust outstanding Awards as it determines appropriate in its sole discretion, which adjustments may vary among Participants and among Awards and may include the exercise of its general administrative powers (e.g., the power to accelerate vesting, waive forfeiture conditions, or otherwise modify or adjust any other condition or limitations), as well as: (i) accelerating the time of exercisability of an Award; (ii) requiring the mandatory surrender to the Company by selected holders of outstanding Awards as of a certain date in exchange for cash or other consideration (including cancelation of Options or SARs for no consideration if they have an exercise price or grant price below the “Change of Control Price” (as defined in the Long Term Incentive Plan)); or (iii) making other adjustments to Awards as the Committee deems appropriate.

Our outstanding RSU, PSU, and PRSU awards do not provide for single trigger vesting upon a Change of Control, except in the event the successor company or a parent or subsidiary thereof does not assume the awards upon a Change of Control. Under our outstanding PSU and PRSU award agreements, upon a Change of Control occurring during the performance period, the PSUs or PRSUs will cease to be subject to the applicable performance goals and a number of PSUs or PRSUs equal to the greater of (i) the target number of PSUs or PRSUs, or (ii) the percentage of the PSUs or PRSUs that are deemed to have been earned as of the Change of Control based on actual performance will remain outstanding and will vest subject to the Participant’s continued service through the end of the original performance period. Our outstanding RSU awards also remain subject to the Participant’s continued service following the Change of Control and until the original vesting date or dates. For RSUs, PSUs, and PRSUs, if a Participant’s employment or service is terminated by the Company without Cause or due to the Participant’s resignation for Good Reason within 12 months following the Change of Control, the award will vest upon such termination.

Holding Period. Under our stock ownership guidelines, an individual who has not yet attained the applicable ownership level is required to retain 50% of any shares of Class A Common Stock received upon the vesting and settlement of Awards (determined after any reduction to pay related tax liabilities). If the ownership requirement has not been attained within the applicable period, then the individual will be required to retain 100% of any such after-tax shares. See “Compensation Discussion and Analysis—Other Policies and Practices—Stock Ownership Guidelines” for additional information.

Amendment. Without stockholder or Participant approval, the Committee may amend, alter, suspend, discontinue or terminate any Award or Award agreement, the Long Term Incentive Plan or the Committee’s authority to grant Awards under the Long Term Incentive Plan, except that any amendment or alteration to the Long Term Incentive Plan, including any increase in any share limitation, shall be subject to the approval of the stockholders not later than the next annual meeting if stockholder approval is required by law or the applicable rules of any stock exchange. Notwithstanding the foregoing, without the consent of an affected Participant, no such action by the Committee may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award.

Term of the Long Term Incentive Plan. No Awards may be granted under the Long Term Incentive Plan on and after the tenth anniversary of its original effective date, which is July 17, 2028.

Effect of Termination of Employment or Service. Except as otherwise provided in the Long Term Incentive Plan, the treatment of an Award upon a termination of employment or service of a Participant with Magnolia and its affiliates will be specified in the applicable Award agreement, the terms of which are subject to the discretion of the Committee.

Transferability of Awards. Except as provided below, each Option and SAR is exercisable only by the Participant during the Participant’s lifetime or by the person to whom the Participant’s rights pass by will or the laws of descent and distribution, and no Award may be assigned, sold, or otherwise transferred or encumbered by a Participant. Incentive Options are not transferable other than by will or the laws of descent and distribution. To the extent specifically provided by the Committee, an Award may be transferred without consideration to immediate family members, related family trusts, limited partnerships, and similar entities. Awards may also be transferred pursuant to a domestic relations order.

No Repricing of Options or SARs. Other than in connection with a change in capitalization or other transaction where an adjustment is permitted or required under the terms of the Long Term Incentive Plan, the Committee is prohibited from making any adjustment or approving any amendment that reduces or would have the effect of reducing the exercise price of an Option or SAR previously granted under the Long Term Incentive Plan, whether through amendment, cancellation and exchange for cash or replacement grants, or other means, unless Magnolia’s stockholders have approved such adjustment or amendment.

Clawback. The Long Term Incentive Plan is subject to any written clawback policies the Company, with the approval of the Board or an authorized committee thereof, may adopt, including any policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and that the Company determines should apply to the Long Term Incentive Plan. Any such policy may subject a Participant’s Awards and amounts paid or realized with respect to Awards to reduction, cancelation, forfeiture, or recoupment if certain specified events or wrongful conduct occur, including but not limited to an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy. The RSU, PSU, and PRSU awards granted to our Named Executive Officers also specifically provide that, to the extent required by applicable law or any Board policy, shares of Class A Common Stock issued under those awards are subject to forfeiture, repurchase, recoupment and cancellation. Under our Corporate Governance Guidelines, the Board may seek to recover incentive compensation awarded to our executive officers where the payment or award was predicated upon the achievement of financial results that (i) are subsequently the subject of a material negative restatement of our financial statements or (ii) are the product of misconduct or fraudulent activity and, in either case, a lower incentive payment would have been made to the executive officer based upon the restated financial results.

Certain United States Federal Income Tax Aspects

The following discussion is for general information only and is intended to summarize briefly the U.S. federal income tax consequences to Participants that are U.S. residents arising from participation in the Long Term Incentive Plan. This description is based on current laws in effect on March 5, 2021, which are subject to change (possibly retroactively). The tax treatment of Participants in the Long Term Incentive Plan may vary depending on the particular situation and may, therefore, be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign jurisdiction, or U.S. state or local tax consequences in this section. Participants are advised to consult with a tax advisor concerning the specific tax consequences of participating in the Long Term Incentive Plan.

Tax Consequences to Participants under the Long Term Incentive Plan

Full Value Awards: Restricted Stock Awards; Stock Awards; Restricted Stock Units; Cash Awards; Dividend Equivalents. In general, a Participant will recognize ordinary compensation income as a result of the receipt of Class A Common Stock pursuant to a Restricted Stock Award or Stock Award in an amount equal to the fair market value of the Class A Common Stock when such Class A Common Stock is received; provided that, if the Class A Common Stock is not transferable and is subject to a substantial risk of forfeiture when received, a Participant will recognize ordinary compensation income in an amount equal to the fair market value of the Class A Common Stock (i) when the Class A Common Stock first becomes transferable or is no longer subject to a substantial risk of forfeiture, in cases where a Participant does not make a valid election under Section 83(b) of the Code or (ii) when the Class A Common Stock is received, in cases where a Participant makes a valid election under Section 83(b) of the Code. If a Section 83(b) election is made and the shares are subsequently forfeited, the recipient will not be allowed to take a deduction for the value of the forfeited shares. If a Section 83(b) election has not been made, any dividends received with respect to a Restricted Stock Award that is subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient; otherwise, the dividends will be treated as dividends.

A Participant will not have taxable income at the time of grant of an Award of Restricted Stock Units, but rather, will generally recognize ordinary compensation income at the time he receives cash or Class A Common Stock in settlement of the Restricted Stock Units in an amount equal to the cash or the fair market value of the Class A Common Stock received. Dividend Equivalents that are received by a Participant prior to the time that the underlying Class A Common Stock is taxed to the Participant under the rules described in this paragraph are taxed as additional compensation, not as dividend income, when paid.

A Participant will recognize ordinary compensation income upon receipt of cash pursuant to a Cash Award or, if earlier, at the time the cash is otherwise made available for the Participant to draw upon.

A Participant will be subject to withholding for federal, and generally for state and local, income taxes at the time he recognizes income under the rules described above with respect to Class A Common Stock or cash received.

The tax basis in the Class A Common Stock received by a Participant will equal the amount recognized by him as compensation income under the rules described in the preceding paragraphs, and the Participant’s capital gains holding period in those shares will commence on the later of the date the shares are received or the restrictions lapse.

Subject to the discussion below under “—Tax Consequences to the Company,” the Company or its affiliate (as applicable) will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a Participant under the foregoing rules.

Options and SARs. Participants will not realize taxable income upon the grant of a Nonstatutory Option or SAR. Upon the exercise of a Nonstatutory Option or SAR, a Participant will recognize ordinary compensation income (subject to withholding) in an amount equal to the excess of (i) the amount of cash and the fair market value of the Class A Common Stock received, over (ii) the exercise price (if any) paid therefor. A Participant will generally have a tax basis in any shares of Class A Common Stock received pursuant to the exercise of a SAR, or pursuant to the cash exercise of a Nonstatutory Option, that equals the fair market value of such shares on the date of exercise.

Subject to the discussion under “—Tax Consequences to the Company” below, the Company or its affiliate (as applicable) will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a Participant under the foregoing rules. When a Participant sells the Class A Common Stock acquired as a result of the exercise of a Nonstatutory Option or SAR, any appreciation (or depreciation) in the value of the Class A Common Stock after the exercise date is treated as long- or short-term capital gain (or loss) for federal income tax purposes, depending on the holding period. The Class A Common Stock must be held for more than 12 months to qualify for long-term capital gain treatment.

Participants eligible to receive an Incentive Option will not recognize taxable income on the grant of an Incentive Option. Upon the exercise of an Incentive Option, a Participant will not recognize taxable income, although the excess of the fair market value of the shares of Class A Common Stock received upon exercise of the Incentive Option (“ISO Stock”) over the exercise price will increase the alternative minimum taxable income of the Participant, which may cause such Participant to incur alternative minimum tax. The payment of any alternative minimum tax attributable to the exercise of an Incentive Option would be allowed as a credit against the Participant’s regular tax liability in a later year to the extent the Participant’s regular tax liability is in excess of the alternative minimum tax for that year.

Upon the disposition of ISO Stock that has been held for the requisite holding period (generally, at least two years from the date of grant and one year from the date of exercise), a Participant will generally recognize capital gain (or loss) equal to the excess (or shortfall) of the amount received in the disposition over the exercise price paid by the Participant. However, if a Participant disposes of ISO Stock that has not been held for the requisite holding period (a “Disqualifying Disposition”), the Participant will recognize ordinary compensation income in the year of the Disqualifying Disposition in an amount equal to the amount by which the fair market value of the ISO Stock at the time of exercise (or, if less, the amount realized in the case of an arm’s length disposition to an unrelated party) exceeds the exercise price paid by the Participant for such ISO Stock. A Participant would also recognize capital gain to the extent the amount realized in the Disqualifying Disposition exceeds the fair market value of the ISO Stock on the exercise date. If the exercise price paid for the ISO Stock exceeds the amount realized (in the case of an arm’s length disposition to an unrelated party), such excess would ordinarily constitute a capital loss.

Generally, the Company will not be entitled to any federal income tax deduction upon the grant or exercise of an Incentive Option, unless a Participant makes a Disqualifying Disposition. If a Participant makes a Disqualifying Disposition, the Company will then, subject to the discussion below under “—Tax Consequences to the Company,” be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by a Participant under the rules described in the preceding paragraph.

Under current rulings, if a Participant transfers previously held shares of Class A Common Stock (other than ISO Stock that has not been held for the requisite holding period) in satisfaction of part or all of the exercise price of an Option, no additional gain will be recognized on the transfer of such previously held shares in satisfaction of the exercise price (although a Participant would still recognize ordinary compensation income upon exercise of a Nonstatutory Option in the manner described above). Moreover, that number of shares of Class A Common Stock received upon exercise which equals the number of shares of previously held Class A Common Stock surrendered therefor in satisfaction of the exercise price will have a tax basis that equals, and a capital gains holding period that includes, the tax basis and capital gains holding period of the previously held shares of Class A Common Stock surrendered in satisfaction of the exercise price. Any additional shares of Class A Common Stock received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the Participant, plus the amount of compensation income recognized by the Participant under the rules described above.

Stock Purchase Program. The purchase of shares of Class A Common Stock under the Stock Purchase Program is not anticipated to result in any taxable income to Participants in the Stock Purchase Program since they will pay the equivalent of fair market value for shares of Class A Common Stock. Participants in the Stock Purchase Program will be taxed, at ordinary income rates, on the cash compensation otherwise payable to them on each pay date, and the Company will be entitled to a corresponding deduction at that time. Shares of Class A Common Stock purchased under the Stock Purchase Program will have a basis equal to the amount paid for the Class A Common Stock. A Participant’s holding period for capital gains purposes will begin on the date the Class A Common Stock is purchased, and the Participant will recognize capital gain or loss at the time the Participant later sells the Class A Common Stock.

Section 409A. It is the general intention, but not the obligation, of the Committee to design Awards to comply with or to be exempt from Section 409A of the Code and the guidance and regulations issued thereunder, and Awards will be operated and construed accordingly. The Company makes no guarantee or representation to any Participant regarding the tax consequences of the grant, vesting, exercise, settlement, or sale of any Award (or the Class A Common Stock underlying such Award). In no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code and the guidance and regulations issued thereunder.

Tax Consequences to the Company

Reasonable Compensation. In order for the amounts described above to be deductible, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

Golden Parachute Payments. The Company’s ability (or the ability of one of the Company’s affiliates, as applicable) to obtain a deduction for future payments under the Long Term Incentive Plan could also be limited by the golden parachute payment rules of Section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation.

Section 162(m). Finally, the Company’s ability (or the ability of one of the Company’s affiliates, as applicable) to obtain a deduction for amounts paid under the Long Term Incentive Plan could be limited by Section 162(m) of the Code, which limits the deductibility, for federal income tax purposes, of compensation paid to certain executive officers of a publicly traded corporation to $1,000,000 with respect to any such officer during any taxable year of the corporation.

Grants to Certain Persons

No Awards made under the Long Term Incentive Plan prior to the date of the Annual Meeting were granted subject to stockholder approval of this proposal. Because Awards granted under the Long Term Incentive Plan are at the discretion of the Committee, it is not possible to determine the benefits or amounts that will be received by or allocated to Eligible Persons, including the Named Executive Officers. None of our officers, employees, or directors has been granted or holds any outstanding Options under the Long Term Incentive Plan.

Vote Required; Recommendation

Approval of this Proposal requires the affirmative vote of a majority of the votes cast by holders of outstanding shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote thereon at the Annual Meeting, voting as a single class. In accordance with NYSE Listed Company Manual Section 312, an abstention from voting will be treated as a vote cast and will have the same effect as a vote against this Proposal. Broker non-votes are not considered votes cast and have no effect on the outcome.

THE BOARD RECOMMENDS THAT THE CLASS A AND CLASS B STOCKHOLDERS, VOTING AS A SINGLE CLASS, VOTE “FOR” THE APPROVAL OF THIS PROPOSAL.

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking the stockholders to ratify the Audit Committee’s selection of KPMG LLP (“KPMG”), which has been our independent audit firm since February 14, 2017, as our independent registered public accounting firm for the 2021 fiscal year. The Audit Committee is directly responsible for appointing the Company’s independent registered public accounting firm. The Audit Committee is not bound by the outcome of this vote. However, if the stockholders do not ratify the selection of KPMG as our independent registered public accounting firm for the 2021 fiscal year, our Audit Committee intends to reconsider the selection of KPMG as our independent registered public accounting firm going forward. A representative of KPMG is expected to be present at the virtual Annual Meeting. The representative will have an opportunity to make a statement if he or she desires to do so and will be available to answer appropriate questions from stockholders.

Audit Fees and Services

The following is a summary of fees for professional services provided by our independent registered public accounting firm for the years ended December 31, 2019 and December 31, 2020:

	For the Period from January 1, 2019 to December 31, 2019	For the Period from January 1, 2020 to December 31, 2020
Audit Fees (1)	$2,246,000	$1,209,536
Audit-Related Fees (2)	—	—
Tax Fees (3)	—	—
All Other Fees (4)	—	—
Total	$2,246,000	$1,209,536

(1)	Audit Fees. Audit fees consist of fees billed for professional services rendered for the audit of our year-end consolidated financial statements and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings.
(2)	Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our year-end consolidated financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards.
(3)	Tax Fees. Tax fees consist of fees billed for professional services relating to tax compliance, tax planning, and tax advice.
(4)	All Other Fees. All other fees consist of fees billed for all other services including permitted due diligence services related to a potential business combination.

Policy on Board Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Auditors

The Audit Committee is responsible for appointing, setting compensation for, and overseeing the work of the independent auditors. In recognition of this responsibility, the Audit Committee shall review and, in its sole discretion, pre-approve all audit and permitted non-audit services to be provided by the independent auditors as provided under the Audit Committee charter. The Audit Committee has established policies and procedures regarding pre-approval of all services provided by the independent registered public accounting firm. The Audit Committee approved or pre-approved all such services for Magnolia by our independent registered accounting firm in 2019 and 2020.

Vote Required; Recommendation

Approval of this Proposal requires the affirmative vote of a majority of the votes cast by holders of outstanding shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote thereon at the Annual Meeting, voting as a single class. An abstention from voting will have no effect on the outcome of the vote on this Proposal. Brokers have discretionary authority in the absence of timely instructions from their customers to vote on this Proposal.

THE BOARD RECOMMENDS THAT THE CLASS A AND CLASS B STOCKHOLDERS, VOTING AS A SINGLE CLASS, VOTE “FOR” THE APPROVAL OF THIS PROPOSAL.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report and references in this proxy statement to the independence of the Audit Committee members shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference in such filing.

Our Audit Committee has reviewed and discussed our audited financial statements with management and has discussed with our independent registered public accounting firm, KPMG, the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Audit Standard No. 1301, “Communications with Audit Committees,” referred to as PCAOB Audit Standard No. 1301. Additionally, our Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm, as required by the applicable requirements of the PCAOB, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based upon such review and discussion, our Audit Committee recommended to the Board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2020.

Submitted by:

Audit Committee of the Board of Directors

James R. Larson, chair
Angela M. Busch
Dan F. Smith

OTHER INFORMATION

Other Business

Our management does not know of any other matters to come before the Annual Meeting, and our Board does not intend to present any other items of business other than those stated in the Notice of 2021 Annual Meeting of Stockholders located at the beginning of this proxy statement. If, however, any other matters do come before the Annual Meeting, it is the intention of the persons designated as proxies to vote in accordance with their discretion on such matters.

Director Nominees and Other Stockholder Proposals for the 2022 Annual Meeting

If you wish to present a proposal to be considered for inclusion in our proxy materials for our 2022 Annual Meeting of Stockholders, you must submit the proposal in writing to our Corporate Secretary at Nine Greenway Plaza, Suite 1300, Houston, Texas 77046, and we must receive your proposal not later than November 19, 2021 (the 120th day prior to the anniversary of the date we released materials for the 2021 Annual Meeting to stockholders). Proposals submitted for inclusion in our proxy materials must comply with Rule 14a-8 under the Securities Exchange Act of 1934.

Under our Bylaws, and as SEC regulations permit, you must follow certain procedures to nominate a person for election as a director or to introduce an item of business at a meeting of our stockholders. Specifically, you must submit the proposed nominee or item of business by delivering notice to our Corporate Secretary at our principal executive offices at Nine Greenway Plaza, Suite 1300, Houston, Texas 77046.

For our 2022 Annual Meeting of Stockholders, we must receive such notice between January 4, 2022, and February 3, 2022. If circumstances change and we do not hold the 2022 Annual Meeting in May as we currently expect, any notice must be received no earlier than the close of business on the 120th day before the meeting and no later than the later of (i) the close of business on the 90th day before the meeting or (ii) the close of business on the 10th day following the day on which public announcement of the date of the Annual Meeting of Stockholders was first made. If we hold a special meeting, we must receive the notice no later than the close of business on the 10th day following the day on which public announcement of the date of the meeting is first made.

The notice is required to contain certain information set forth in our Bylaws about the nominee or the proposed business, as applicable, and the stockholder making the nomination or proposal. We will disregard any nomination or proposal that does not comply with these requirements.

Householding

Stockholders residing in the same household who hold their stock through a broker, bank, or other nominee may receive only a single set of proxy materials in accordance with a notice sent earlier by their broker, bank, or other nominee. This practice will continue unless instructions to the contrary are received by your broker, bank, or other nominee from one or more of the stockholders within the household. We will promptly deliver a separate copy of the proxy materials to such stockholders upon receipt of a written or oral request to our Corporate Secretary at the address above, or by calling (713) 842-9050. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your broker, bank, or other nominee.

MAGNOLIA OIL & GAS CORPORATION NINE GREENWAY PLAZA, SUITE 1300 HOUSTON, TX 77046

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 3, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/MGY2021

You may attend and vote during the virtual meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 3, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so it is received no later than May 3, 2021.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D36587-P51571

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

1. Election of Directors

Nominees:

1a. Stephen I. Chazen

1b. Arcilia C. Acosta

For Against Abstain

The Board of Directors recommends you vote FOR the

2. Approval of the advisory, non-binding resolution regarding the compensation of our named executive

For Against Abstain

1c. Angela M. Busch officers for 2020 ("say-on-pay vote")

1d. Edward P. Djerejian 3. Approval of an amendment to the Magnolia Oil & Gas Corporation Long Term Incentive Plan to increase the number of shares available for issuance thereunder

1e. James R. Larson

1f. Dan F. Smith 1g. John B. Walker

4. Ratification of appointment of KPMG LLP as our independent registered public accounting firm for the 2021 fiscal year

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Internet Availability of Proxy Materials, the Proxy Statement and our 2020 Annual Report and Form 10-K are available at www.proxyvote.com.

D36588-P51571

MAGNOLIA OIL & GAS CORPORATION

Annual Meeting of Stockholders May 4, 2021

This proxy is solicited by the Board of Directors

The undersigned stockholder of Magnolia Oil & Gas Corporation (herein, the "Company") hereby makes, constitutes, and appoints Christopher G. Stavros and Timothy D. Yang, and each of them, as lawful attorneys-in-fact and proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of the Company's Class A Common Stock and/or Class B Common Stock that the undersigned is entitled to vote at the Company's 2021 Annual Meeting of Stockholders to be held at 8:00 a.m., Central Time, on May 4, 2021, via live webcast at www.virtualshareholdermeeting.com/MGY2021, and any adjournment or postponement thereof (the "Annual Meeting").

This proxy card, when properly executed and submitted by mail, will be voted in the manner directed herein by the undersigned. If no such direction is made but the card is signed, this proxy will be voted, in accordance with the Board of Directors' recommendations, "FOR" the election of all director nominees under Proposal 1, "FOR" Proposal 2, Proposal 3, and Proposal 4, and in the discretion of the proxy holders with respect to such other business as may properly come before the Annual Meeting. This proxy will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws. The execution of this proxy is not intended to, and does not, revoke any prior proxies or powers of attorney, other than the revocation, in accordance with the Delaware General Corporation Law and applicable federal securities laws, of any proxy previously granted specifically in connection with the voting of the shares subject hereto at the Annual Meeting.

Continued and to be marked, dated and signed on reverse side